Exhibit 2.1

Execution Copy

Membership Interest

Purchase and Sale Agreement

by and among

Chief E&D Holdings LP,

as Seller,

Chief Gathering LLC,

the Company,

PVR Marcellus Gas Gathering LLC,

as Buyer

and

Penn Virginia Resource Partners, L.P.,

as Issuer

Dated April 9, 2012

i

LIST OF SCHEDULES AND EXHIBITS

Exhibits

A	Pipeline
B	Facilities
C	Permits
D	Easements
E	Fee Interests
F-1	Contracts
F-2	Key Company Contracts
G	Inventory
H	Permitted Liens
I	Issuer Partnership Agreement Amendment
J	Equity Price Calculation
3.8(e)	Form of LP Interest Legend
7.4	Form of Transition Services Agreement
7.8	Form of Release from Officers and Directors
7.23	Registration Rights Agreement
10.2(a)	Form of Assignment of Interests
12.3	Form of Initial Settlement Statement

Disclosure Schedule

Section 3.4	Non-Contravention of Seller
Section 4.6	Non-Contravention of the Company
Section 4.9	Pending Proceedings
Section 4.10	Compliance with Laws
Section 4.11(c)	Tax Audits
Section 4.11(h)	Tax Indemnity Agreements
Section 4.15	Gas Imbalances
Section 4.18	No Alienation
Section 4.19	Consents
Section 4.21	Capital Expenditures
Section 4.22	Employees
Section 4.23(a)	Financial Statements
Section 4.23(b)	Liabilities
Section 4.23(c)	Distributions
Section 4.24	Assets Necessary to the Business
Section 4.25	Affiliate Transactions
Section 4.26	Bank Accounts
Section 6.4	Non-Contravention of Buyer and Issuer
Section 7.21	Affiliate Contracts

v

MEMBERSHIP INTEREST

PURCHASE AND SALE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT dated April 9, 2012 (the “Execution Date”), is by and among Chief E&D Holdings LP, a Texas limited partnership (“Seller”), Chief Gathering LLC, a Texas limited liability company (the “Company”), PVR Marcellus Gas Gathering LLC, a Delaware limited liability company (“Buyer”) and Penn Virginia Resource Partners, L.P., a Delaware limited partnership (“Issuer”).

W I T N E S S E T H:

WHEREAS, Seller is the owner of all of the Series A Units and Series B Units of the Company (the “Interests”);

WHEREAS, Seller desires to sell the Interests to Buyer, and Buyer desires to purchase the Interests from Seller, on the terms and conditions set forth herein; and

WHEREAS, the Company desires to join in the execution of this Agreement for the purpose of evidencing its consent to the consummation of the foregoing transaction and for the purpose of making certain representations and warranties to, and covenants and agreements with, Buyer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Seller, the Company, Buyer and Issuer hereby agree as follows:

Article I.

Definitions and References

Section 1.1. Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the section, subsections or other subdivisions referred to below:

“Affiliate” means any Person directly or indirectly Controlling, Controlled by, or under common Control with any other Person.

“Agreement” means this Membership Interest Purchase and Sale Agreement, as hereafter changed, amended or modified in accordance with the terms hereof.

“Applicable Environmental Laws” means all federal, state or local laws, rules, orders or regulations governing protection of the environment, including the common law and the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act.

“Applicable Laws” means all federal, state or local laws, rules, orders, judgments, decrees or regulations in effect on the date of this Agreement and applicable to Seller, Buyer, the Company, the Properties or this Agreement and the transactions contemplated hereby.

“Business” means the ownership and operation of the Properties.

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in Dallas, Texas are authorized or required to be closed for business.

“Code” means the Internal Revenue Code of 1986, or any successor statute thereto, as amended.

“Company Transaction Expenses” means, as of any date of determination, (i) the aggregate of any and all professional and other fees and expenses payable by the Company relating to the preparation and negotiation of this Agreement and each other agreement, instrument or document executed or to be executed by the Company in connection with the transactions contemplated hereby and the consummation of the transactions contemplated hereby and thereby, other than fees and expenses associated with the activities described in Section 7.18(b), and (ii) all obligations of the Company to pay deal bonuses, change in control and similar payments or awards to any current or former employees, independent contractors, consultants, agents, officers or managers of Seller or any of its Affiliates (including the Company) who provided services to the Company or the Business payable as a result of the consummation of the transactions contemplated by this Agreement and the other instruments and documents executed or to be executed by the Company in connection with the transactions contemplated hereby and the consummation of the transactions contemplated hereby and thereby (including all U.S. federal and state payroll, employment and withholding Tax liabilities attributable thereto).

“Common Units” means the common units representing limited partner interests in Issuer which are publicly traded on the New York Stock Exchange under the symbol “PVR”.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated February 15, 2012 by and between the Company and Buyer.

“Contracts” shall have the meaning assigned to such term in subsection (f) of the definition of Properties.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and “Controlling” have the meanings correlative thereto.

“Credit Facilities” means (i) the Credit Agreement dated May 18, 2010, among Chief Exploration & Development LLC and the Company as Borrowers, the Lenders party thereto from time to time as Lenders, and BNP Paribas as Administrative Agent and Issuing Lender, and (ii) that certain Loan Agreement dated January 1, 2010, as amended, among the Company, as Borrower, and Chief Exploration & Development LLC, as Lender, providing for loans up to Four Hundred Million Dollars ($400,000,000).

“Disclosure Schedule” means that certain Disclosure Schedule dated as of even date herewith furnished by the Company to Buyer contemporaneously with the execution and delivery of this Agreement.

“Dollar” and “$” means the United States of America dollar.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Easements” shall have the meaning assigned to such term in subsection (d) of the definition of Properties.

“Effective Date” means January 1, 2012.

“Emergency” means an emergency situation which presents a direct risk of human injury or loss of life or of material damage or destruction of property or tangible assets.

“Equity Price” means a price for each LP Interest determined in accordance with the principles, methodologies and line items set forth in Exhibit J.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder.

“Excluded Liabilities” means (a) Company Transaction Expenses, (b) Seller Taxes, (c) all liabilities and obligations arising out of or related to the Excluded Properties and (d) all liabilities and obligations arising out of, under, associated with or related to (i) any employee benefit, or compensation plan, program or arrangement sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates or to which Seller or any of its ERISA Affiliates was obligated to contribute at any time prior to Closing, (ii) any current or former employees, independent contractors, consultants, agents, officers and managers of the Seller or any of its Affiliates (including the Company) who provided services to the Company or the Business, to the extent relating to the periods prior to the Closing and (iii) any collective bargaining agreement to which Seller or any of its Affiliates (including the Company) is a party or is bound on or prior to the Closing Date.

“Excluded Properties” means:

(a) Any accounts payable accruing before the Effective Date;

(b) All contracts of insurance;

(c) Any refund of costs, taxes or expenses borne by Seller or the Company attributable to the period prior to the Effective Date;

(d) All deposits, cash, checks, funds and accounts receivable attributable to the Company’s interests in the Properties with respect to any period of time prior to the Effective Date;

(e) Except as otherwise specifically included in Properties, all computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by the Company;

(f) Any logo, service mark, copyright, trade name or trademark of or associated with the Company or any Affiliate of the Company or any business of the Company or of any Affiliate of the Company;

(g) All vehicles, offices, and related office and computer equipment to the extent situated in Dallas, Texas; and

(h) All membership rights and interests of the Company under that certain Limited Liability Company Agreement of Caiman Penn Midstream, LLC dated as of December 14, 2009.

“Facilities” shall have the meaning assigned to such term in subsection (b) of the definition of Properties.

“Fee Interests” shall have the meaning assigned to such term in subsection (e) of the definition of Properties.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Documents” means, when used with respect to an entity, the documents governing the formation, operation and governance of such entity, including (a) in the instance of a corporation, the articles of incorporation and bylaws of such corporation, (b) in the instance of a partnership, the partnership agreement, (c) in the instance of a limited partnership, the certificate of formation and the limited partnership agreement, and (d) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal, tribal or other governmental or quasi-governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

“Hazardous Materials” means any hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, pollutants, contaminants and any other materials and substances regulated pursuant to, or which may give rise to liability under any Applicable Environmental Law.

“Indebtedness” means (a) the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of all indebtedness for borrowed money owed by the Company under a credit facility or evidenced by any note, bond, debenture or other debt security issued by the Company, (ii) any capital lease obligations, (iii) any letters of credit, performance bonds, bankers’ acceptances or similar obligations, (iv) any hedging arrangements, (v) the deferred purchase price of property or services and (vi) any guaranty of any of the foregoing of a third party.

“IRS” means the Internal Revenue Service.

“Issuer Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership, dated as of March 10, 2011, as amended, of Issuer.

“Issuer Partnership Agreement Amendment” means the Amendment to Issuer Partnership Agreement, in the form attached hereto as Exhibit I.

“Key Company Contracts” means the gas gathering and other agreements to which the Company is a party listed on Exhibit F-2.

“Knowledge” of a specified Person (or similar references to a Person’s knowledge) means all information actually known to: (a) in the case of a Person who is an individual, such Person; (b) in the case of Seller or the Company, Trevor D. Rees-Jones, Tony Carvalho, Jim Scott, Glynne Mildren or Lonnie Samford, Dale Christian, Carl Herber and Mike Culpepper; (c) in the case of Buyer, William H. Shea, Jr., Robert B. Wallace, Ronald K. Page and Mark Casaday; and (d) in the case of Issuer, William H. Shea, Jr., Robert B. Wallace, Ronald K. Page and Mark Casaday.

“Lien” means, with respect to any property or asset, any deed of trust, mortgage, security interest, pledge, charge or other encumbrance of any kind in respect of such property or asset.

“LP Interests” means a class of units representing limited partner interests in Issuer created pursuant to the Issuer Partnership Agreement Amendment, which shall be substantially identical to the Common Units, except that (a) the LP Interests shall neither pay nor accrue distributions for six consecutive distributions commencing with the first distribution whose record date occurs after the Closing Date and (b) on the first Business Day after the record date for distributions in respect of the last of such six consecutive distributions, the LP Interests shall convert automatically, without any further action, into Common Units per Exhibit J.

“Material Adverse Effect” means, with respect to any Person, any circumstance, change or effect or other matter that would reasonably be expected to materially and adversely affect the business, operations or financial condition of such Person (and in the case of the Company, of the Company and the Properties taken as a whole) or, with respect to the Seller or the Company, any circumstance, change or effect or other matter that would reasonably be expected to prevent or materially delay Seller’s or the Company’s ability to consummate the transactions contemplated by this Agreement; provided, however, that the following shall not be deemed to constitute, create or cause a Material Adverse Effect:

(a) any changes, circumstances or effects that affect generally the oil or gas industries such as fluctuations in the price of oil or gas, or that result from international, national, regional, state or local economic conditions, from general developments or conditions in the oil or gas industries, from changes in laws, rules or regulations applicable to the Company or the Properties or from other general economic conditions, facts or circumstances,

(b) seasonal reductions in revenues and/or earnings of the Company in the ordinary course of business;

(c) any disruption in the purchase or transportation of natural gas produced, processed or otherwise sold by the Company as a result of any shutdown, interruption or declaration of force majeure by any pipeline operator or other purchaser of such products, in each case, that is not due to an act or omission of the Company or Seller;

(d) any changes, circumstances or effects that result from any of the transactions contemplated by this Agreement or the public announcement thereof, or

(e) any changes, circumstances or effects that result from the effects of conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including, without limitation terrorist attacks.

“Permits” shall have the meaning assigned to such term in subsection (c) of the definition of Properties.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings and as set forth on Exhibit H, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings and as set forth on Exhibit H, (c) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, in each case executed in the ordinary course of business, (d) the rights of licensors and licensees under licenses executed in the ordinary course of business, (e) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, of a nature that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with, the operation, maintenance, repair, replacement and/or use of the Properties subject thereto or affected thereby, (f) restrictions on transfer with respect to which consents or waivers are obtained for this transaction, (g) Liens granted in the ordinary course of business which do not secure the payment of Indebtedness and which do not materially and adversely affect the ability of the Company to conduct its business as currently conducted, (h) Liens which do not, individually or in the aggregate, materially detract from the value of, or materially interfere with, the operation, maintenance, repair, replacement and/or use of the Properties subject thereto or affected thereby, and (i) Liens created by Buyer or its successors and assigns, (j) any Lien granted by a third party to encumber properties or assets owned by such third party which also encumbers the Easements.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Pipeline” shall have the meaning assigned to such term in subsection (a) of the definition of Properties.

“Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity, other than permit and zoning applications pursued in the ordinary course of business.

“Properties” means, except for the Excluded Properties, the following described properties, rights and interests:

(a) 100% of the natural gas gathering assets owned, leased or otherwise used by the Company, located (i) in Bradford, Susquehanna, Wyoming, Luzerne, Lycoming, Sullivan and Greene Counties in the Commonwealth of Pennsylvania and (ii) in Preston County in the State of West Virginia, including approximately one hundred (100) miles of pipeline, pipeline under construction referred to in Section 4.21 of the Disclosure Schedule and all appurtenances, facilities and fixtures all of which are described on Exhibit A (the “Pipeline”);

(b) All above ground facilities including compressors, dehydration equipment, pipeline interconnect facilities and appurtenant equipment and facilities as described on Exhibit B (collectively referred to as the “Facilities”);

(c) The permits, licenses, filings, registrations and other governmental authorizations that are reasonably necessary for the ownership, operation, maintenance, repair or replacement of the Pipeline by the Company (the “Permits”), as described on Exhibit C, and any other Permits, that are held by the Company;

(d) All easements, right-of-way agreements, option agreements or other interests of the Company that are reasonably necessary for the ownership, operation, maintenance, repair or replacement of the Pipeline or the Facilities (the “Easements”), as described on Exhibit D, and any other similar agreements or interests owned by the Company;

(e) The fee interests in land of the Company, as described on Exhibit E, and any other fee interests in land owned by the Company that are used for the ownership, operation, maintenance, repair or replacement of the Pipeline or Facilities (the “Fee Interests”);

(f) The contracts and agreements listed on Exhibit F-1 and Exhibit F-2 and any and all other contracts and agreements of the Company that are used for the ownership, operation, maintenance, repair or replacement of the Pipeline and the gathering and transporting of gas (including, but not limited to gathering agreements, compression agreements and GIS contracts), master service agreements, road bonds, construction contracts and office leases (the “Contracts”);

(g) All pipeline field inventory held for future use by the Company including compressors, pipe and other personal property as described on Exhibit G;

(h) Any and all unexpired warranties, claims, rights, or causes of action that the Company may have against third parties that relate to the Pipeline, Facilities, Permits, Easements, Fee Interests, and Contracts;

(i) Corporate goodwill and going concern value; and

(j) All intellectual property rights related to or embodied in the geographic information system (the GIS) related to the Properties that is in the possession or control of the Seller, the Company or any Affiliate of Seller, including any tapes, data, program documentation or technical information related to the GIS or the Properties.

“Reasonable Efforts” means a party’s reasonable efforts in accordance with reasonable commercial practice without incurring unreasonable expenses.

“Release” means any spill, emission, leaking, dumping, injection, pouring, pumping, placing, discarding, abandoning, deposit, disposal, discharge, dispersal, release, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the applicable rules and regulations promulgated thereunder.

“Seller Taxes” means (i) any federal, state, local or foreign income Taxes imposed on the Company for any period or portion thereof prior to Closing and any such Taxes imposed on Sellers for any period, (ii) any Taxes other than those described in clause (i) that are imposed on the Company for any period or portion thereof prior to the Effective Date (any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax) and (iii) any Transfer Taxes for which Seller is responsible pursuant to Section 17.4; provided that Seller Taxes does not include any Taxes to the extent taken into account in the final determination of the adjustments to the Base Purchase Price pursuant to Article XII.

“Tax” or “Taxes” means (i) any federal, state, provincial, county, local or foreign taxes, charges, unclaimed property or escheat obligations, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, value added, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, severance, unemployment, social security, Medicare, alternative minimum or withholding taxes imposed on any Person by any Governmental Entity, (ii) any taxes, charges, levies or other assessments of a type described in clause (i) for which a Person is responsible as a transferee or successor, by contract, by being or having been a member of a consolidated, combined or unitary group, and (iii) any interest or penalties on or additions to any of the taxes, charges, levies or other assessments described in clause (i) or (ii).

“Tax Return” means any return or report, including any related or supporting information, with respect to Taxes.

“Trading Days” means the days during which the Common Units are traded on the New York Stock Exchange.

“Transfer Tax” means any real property transfer or excise, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed), including, without limitation, any payments made in lieu of any such Taxes or governmental charges.

“VWAP” means the average, for each of the thirty (30) consecutive Trading Days immediately prior to the date of determination, of the per unit volume-weighted average prices as displayed under the heading “Bloomberg VWAP” on Bloomberg page “PVR.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one Common Unit on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Issuer). The VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

Section 1.2. Certain Additional Defined Terms. In addition to such terms as are defined in the preamble of and recitals to this Agreement and in Section 1.1, the following terms are used in this Agreement as defined in the Articles or Sections set forth opposite such terms:

Defined Term	Reference
Arbitration Demand	Section 16.1(d)(iii)
Assignment	Section 10.2(a)
Audited Financial Statements	Section 4.23(a)
Bank	Section 2.4
Base Cash Price	Section 2.2
Base Equity Consideration	Section 2.2
Base Purchase Price	Section 2.3
Block A LP Interests	Section 2.4(b)
Block B LP Interests	Section 2.4(b)
Buyer	Preamble
Buyer Obligations	Section 17.5
Buyer Party	Section 16.1(b)
Buyer’s Environmental Review	Section 8.1

Defined Term	Reference
Buyer’s Indemnified Claims	Section 13.2
Buyer Transaction Expenses	Section 17.11(B)
Cash Price	Section 2.3
Closing	Section 10.1
Closing Date	Section 10.1
Company	Preamble
Company Contract	Section 4.12
Competing Transaction	Section 7.19
Consents	Section 4.19
Damages	Section 7.2
Defect Notice	Section 8.2
Deposit	Section 2.4
Deposit Account	Section 2.4
Disputes	Section 16.1(a)
Employees	Section 4.22
Equity Consideration	Section 2.3
Environmental Defect Amount	Section 8.3
Environmental Defect	Section 8.3
Examination Period	Section 8.1
Execution Date	Preamble
Final Settlement Statement	Section 12.3
Financial Statements	Section 4.23(a)
Hired Employees	Section 7.10
HSR Act	Section 7.17
Indemnitee	Section 13.4
Independent Expert	Section 16.1(c)
Initial Settlement Statement	Section 12.2
Inspection Indemnitees	Section 7.2
Interests	Recitals
Interim Financial Statements	Section 4.23(a)
Issuer	Preamble
Issuer SEC Documents	Section 6.15
NGA	Section 4.13
NGPA	Section 4.13
Purchase Price	Section 2.3
Purchase Price Allocation	Section 7.11(b)
Registration Rights Agreement	Section 7.22
Rules	Section 16.1(d)(i)
Seller	Preamble
Seller’s Indemnified Claims	Section 13.1
Site Assessment	Section 7.1
Survival Period	Section 13.3
Termination Date	Section 11.1(b)(i)
Termination Notice	Section 5.2(b)
Transition Services Agreement	Section 7.4

Article II.

Terms of the Transaction

Section 2.1. Agreement to Purchase and Sell Interests. For the consideration hereinafter set forth, and subject to the terms and provisions herein contained, Seller agrees to sell, and Buyer agrees to purchase, the Interests.

Section 2.2. Aggregate Consideration. The consideration for the Interests shall be One Billion Dollars $1,000,000,000 (subject to adjustment as set forth below), of which (a) $200,000,000 (such amount, unadjusted by any adjustments provided for in this Agreement or agreed to by the parties, being herein called the “Base Equity Consideration”) shall be paid in LP Interests, valued at a price per LP Interest equal to the Equity Price, and (b) the balance shall be paid in Dollars (such amount, unadjusted by any adjustments provided for in this Agreement or agreed to by the parties, being herein called the “Base Cash Price”). The Base Equity Consideration, together with the Base Cash Price, shall be referred to as the “Base Purchase Price.”

Section 2.3. Potential Adjustments to the Purchase Price. The Base Purchase Price shall be subject to adjustments as provided in Article VIII, Article XII and Article XIV hereof. Unless otherwise provided for in this Agreement, any adjustment to the Base Purchase Price shall be made pro rata to the Base Equity Consideration and the Base Cash Price. The Base Cash Price, as adjusted pursuant to this Section 2.3, and as the same may otherwise be adjusted by mutual agreement of the parties, being herein called the “Cash Price.” The Base Equity Consideration, as adjusted pursuant to this Section 2.3, and as the same may otherwise be adjusted by mutual agreement of the parties, shall be referred to as the “Equity Consideration.” The Equity Consideration, together with the Cash Price, shall be referred to as the “Purchase Price.”

Section 2.4. Payment of the Purchase Price. The Purchase Price shall be payable as follows:

(a) Contemporaneously with the execution of this Agreement, Buyer shall pay into an interest bearing joint control account (the “Deposit Account”) to be established by Buyer and Seller at JPMorgan Chase Bank, N.A. (the “Bank”) and requiring the written authorization of a representative of each party for the disbursal of funds therefrom, the amount of Fifty Million Dollars ($50,000,000) (such amount being herein called the “Deposit”). The Deposit shall bear interest at the rate established by Bank. In the event the transactions contemplated hereby are consummated in accordance with the terms hereof, the Deposit plus the earned interest shall be applied to the Cash Price to be paid by Buyer at the Closing. If the Deposit is paid to Buyer, or if Buyer receives credit for same against the Purchase Price paid at Closing, such payment, or credit, shall be in the amount of the Deposit plus the amount of earned interest. All interest earned on the Deposit Account shall be treated as income of Buyer for all tax purposes. If (i) all conditions precedent to the obligations of Buyer set forth in Section 9.1 have been met, and (ii) the transactions contemplated hereby are not consummated on or before the

Closing Date because of the failure of Buyer to satisfy the conditions precedent in Section 9.2(a), Section 9.2(b) or Section 9.2(g) then, in such event, Seller shall have the right to terminate this Agreement, and retain the Deposit as liquidated damages in accordance with Section 17.11. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY. If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if the Closing does not occur for any reason other than as set forth in the preceding sentences of this Section 2.4(a), then Buyer shall be entitled to the return of the Deposit plus any interest earned thereon within 10 days, free of any claims by Seller with respect thereto. Buyer and Seller shall thereupon have the rights and obligations set forth in Article XI and Section 17.11.

(b) At the Closing and subject to Section 2.2, Issuer shall deliver to Seller the Equity Consideration, in the form of a number of LP Interests determined by dividing the Equity Consideration by the Equity Price. The Equity Consideration shall consist of two separate blocks of LP Interests: (i) the “Block A LP Interests,” which shall be issued in exchange for the Series A Units of the Company, and (ii) the “Block B LP Interests,” which shall be issued in exchange for the Series B Units of the Company.

(c) At the Closing, Buyer shall deliver to Seller, by wire transfer of immediately available funds in Dollars to an account designated in writing by Seller to Buyer, an amount equal to the Cash Price less the Deposit (including the amount of earned interest thereon).

Article III.

Representations and Warranties of Seller

Seller represents and warrants to Buyer as follows:

Section 3.1. Title to Interests. The Interests are duly authorized and validly existing. Seller is the record and beneficial owner of, and upon consummation of the transactions contemplated hereby, free and clear of all Liens (other than Liens under Indebtedness to be released on or prior to the Closing), and at the Closing, Seller will transfer to Buyer, and Buyer will acquire, good and valid title to, the Interests, free and clear of all Liens, other than restrictions on transfer that may be imposed by federal or state securities laws. The Interests being acquired from Seller constitute all (100%) of the ownership interests in the Company.

Section 3.2. Organization and Standing. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Texas.

Section 3.3. Authority. Seller has all requisite limited partnership power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 3.4. Non-Contravention. Except as set forth in Section 3.4 of the Disclosure Schedule, neither the execution, delivery and performance by Seller of this Agreement and each other agreement, instrument or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which Seller is a party, nor the consummation by Seller of the transactions contemplated hereby and thereby (i) do or will conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage or indenture, or any contract, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of the Interests may be bound, or (ii) violate any Applicable Law binding upon Seller, except where such violation would not reasonably be expected to result in a Material Adverse Effect on Seller.

Section 3.5. Approvals. Except in connection with the HSR Act, no consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity or of any third party is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement, each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which Seller is a party or the consummation by Seller of the transactions contemplated hereby and thereby, except where such failure to make or obtain such required filing, consent, approval authorization or notice would not reasonably be expected to result in a Material Adverse Effect on Seller.

Section 3.6. Pending Litigation. There are no Proceedings pending or, to Seller’s Knowledge, threatened, in which Seller is or may be a party adversely affecting the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller.

Section 3.7. Broker’s Fees. No broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller for which Buyer would be liable.

Section 3.8. Investment Representation.

(a) Seller is an accredited investor as defined in Regulation D under the Securities Act. Seller is acquiring the LP Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws;

(b) Seller acknowledges that the LP Interests have not been registered under applicable federal and state securities laws and that the LP Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws;

(c) Seller believes it has received all the information Seller considers necessary or appropriate for deciding whether to invest in the LP Interests to be issued hereunder. Seller has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering of the LP Interests to be issued hereunder and the business, properties, prospects and financial condition of Buyer; and

(d) Seller confirms that it has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of an investment in the LP Interests to be issued hereunder and of making an informed investment decision and understands that, without limiting Seller’s ability to rely on Buyer’s representations and warranties under this Agreement, (i) this investment is suitable only for an investor which is able to bear the economic consequences of losing its entire investment, (ii) the exchange of Interests with the LP Interests to be issued hereunder is a speculative investment which involves a high degree of risk of loss of the entire investment, and (iii) there are substantial restrictions on the transferability of the LP Interests to be issued hereunder, and accordingly, it may not be possible for Seller to liquidate its investment in case of emergency.

(e) Seller has been advised, and acknowledges and agrees, that each LP Interest will contain a legend substantially to the effect set forth in Exhibit 3.8(e). Seller acknowledges and agrees that the transfer agent for Issuer will not be required to accept for registration of transfer any LP Interests, except upon presentation of reasonable evidence to Issuer that the restrictions set forth in such legend have been complied with.

Article IV.

Representations and Warranties of the Company

The Company represents and warrants to Buyer as follows:

Section 4.1. Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse

Effect on the Company. No Proceedings to dissolve the Company are pending or, to the Company’s Knowledge, threatened.

Section 4.2. Governing Documents. The Company has made available to Buyer accurate and complete copies of (i) the Governing Documents of the Company, as amended through the date hereof, and (ii) the minutes of all meetings of the board of managers of the Company, any committees of such board, and the equity owners of the Company (and all consents in lieu of such meetings). Such Governing Documents, minutes and consents accurately reflect the equity ownership of the Company and all actions taken by the board of managers, committees and equity owners.

Section 4.3. Capital Structure. No membership interests or other equity of the Company are subject to, nor have any been issued in violation of, preemptive or similar rights. Seller is the sole member of the Company, and the Interests constitute all of the issued and outstanding membership interests and equity of the Company. All of the Interests are duly authorized, validly issued and fully paid (to the extent required by the Company’s Governing Documents) and nonassessable. Except for the Interests and the rights created by this Agreement or, prior to Closing, in connection with the Credit Facilities, there are outstanding or in existence (i) no membership interests or other equity or debt securities of the Company, (ii) no securities of the Company convertible into or exchangeable for membership interests or other voting securities of the Company, (iii) no options, warrants, calls, subscriptions or other rights to acquire from the Company, and no obligation of the Company to issue or sell, any membership interests or other voting securities of the Company or any securities of the Company convertible into or exchangeable for such membership interests or voting securities, (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company and (e) other than the Company’s Governing Documents, no voting trust, proxy or other agreement or understanding with respect to the voting of any of the Interests. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests or rights.

Section 4.4. Power and Authority. The Company has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Company of this Agreement and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of the Company.

Section 4.5. Valid and Binding Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by the Company, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 4.6. Non-Contravention. Except as set forth in Section 4.6 of the Disclosure Schedule and for any Consents, neither the execution, delivery, and performance by the Company of this Agreement and each other agreement, instrument, or document executed or to be executed by the Company in connection with the transactions contemplated hereby to which it is a party, nor the consummation by it of the transactions contemplated hereby and thereby do or will (i) conflict with or result in a violation of any provision of the Company’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any contract, agreement, or other instrument or obligation to which the Company is a party or by which the Company or its properties may be bound, (iii) result in the creation or imposition of any Lien, other than Permitted Liens, on any of the Company’s properties or other assets, or (iv) result in any violation of any Applicable Law binding upon the Company, except, in the instance of clause (ii) or clause (iv) above, for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.7. Approvals. No material consent, waiver, notice, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third party is required to be obtained or made by the Company in connection with the execution, delivery, or performance by the Company of this Agreement, each other agreement, instrument, or document executed or to be executed by the Company or any of its Affiliates in connection with the transactions contemplated hereby to which they are a party or the consummation by them of the transactions contemplated hereby and thereby, other than (i) Consents disclosed pursuant to Section 4.19, (ii) compliance with, and filings under, the HSR Act, (iii) consents customarily obtained following Closing and (iv) consents, approvals, authorizations, filings and notifications, the failure of which to obtain any such consent, approval, authorization or action, or to make any such filing or notification, would not reasonably be expected to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement or would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.8. Subsidiaries. The Company does not own, directly or indirectly, any capital stock of, or other equity interest in, any corporation or have any direct or indirect equity or ownership interest in any other Person, other than, as of the Execution Date, the membership rights and other interests referenced in clause (i) of the definition of “Excluded Properties”, which will be conveyed to Seller or its designee prior to Closing.

Section 4.9. Pending Proceedings. Except as set forth in Section 4.9 of the Disclosure Schedule, there are no Proceedings pending or, to the Company’s Knowledge, threatened in writing against or affecting the Company or any of the Properties. No such Proceeding, if adversely determined, would result in a Material Adverse Effect on the Company. There are no

material Proceedings pending or, to the Company’s Knowledge, threatened, in which the Company is or may be a party affecting the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company.

Section 4.10. Compliance with Laws.

(a) Except as set forth in Section 4.10 of the Disclosure Schedule, to the Company’s Knowledge, the Properties and the Company, with respect to the Properties, are in material compliance with all Applicable Laws and all Applicable Environmental Laws. The Company has not received any written notice from any Governmental Entity or any other Person that the Properties or the Company, with respect to the Properties, are in material violation of, or have materially violated, any Applicable Laws or Applicable Environmental Laws. The Company has in effect all material federal, state and local governmental Permits reasonably necessary for it to own, lease or operate the Properties and to carry on its business as now conducted, and, to the Company’s Knowledge, there has occurred no material default under any such Permit. There have been no Releases of Hazardous Materials on, to, at or from the Properties that is reasonably likely to result in a material liability under any Applicable Environmental Laws. Neither the execution and delivery of this Agreement by Seller or the Company, nor the consummation by Seller or the Company of the transactions contemplated hereby, will result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to a right of termination or cancellation) of any material Permit.

(b) To the Company’s Knowledge, (i) all Permits that are necessary to own, operate, construct and maintain the Properties as they are presently being owned, operated, constructed and maintained that have been applied for but not obtained have been properly applied for and are expected to be received in the ordinary course of the regulatory process, and (ii) all applications for renewal for Permits were accurate and complete and were timely filed with the appropriate Governmental Entity.

Section 4.11. Taxes. The following representations are the only representations regarding matters relating to local, state or federal taxes of any kind or nature whatsoever.

(a) The Company, and each consolidated, combined or unitary group in which the Company is a member, has duly filed all Tax Returns required to be filed by or with respect to it or its operations with the applicable Taxing authority, and all such Tax Returns are correct and complete in all material respects;

(b) The Company, and each consolidated, combined or unitary group in which the Company is a member, has timely paid, withheld or collected all Taxes due, or claimed by any Taxing authority to be due from it;

(c) Except as set forth in Section 4.11(c) of the Disclosure Schedule, the Company, and each consolidated, combined or unitary group in which the Company is a member, is not presently under audit or examination by any Governmental Entity with respect to Taxes due or Tax Returns required to be filed, and there has been no issue raised or adjustment proposed (and none is pending) by any Taxing authority in connection with any Tax Returns or Taxes of the Company;

(d) Since its formation, the Company has been disregarded as an entity separate from its owner for federal income tax purposes;

(e) No claim has ever been made by a Governmental Entity in a jurisdiction in which the Company does not file Tax Returns or pay Taxes that the Company is or may be required to file a Tax Return or pay Taxes in that jurisdiction;

(f) True, correct and complete copies of all material Tax Returns filed by the Company during the past three years, and all material correspondence between the Company and a Governmental Entity relating to such Tax Returns or Taxes due from the Company, have been made available to Buyer;

(g) Except for 2011 tax returns that could be extended in the ordinary course of business, there are no material agreements, waivers or other arrangements in force or effect providing for an extension of time with respect to the filing of any Tax Return required to be filed by the Company or the assessment or collection of any Taxes due from the Company;

(h) Except as set forth in Section 4.11(h) of the Disclosure Schedule, the Company is not a party to any Tax indemnity agreement or arrangement nor does the Company have an obligation to indemnify or make a payment to any Person in respect of any Tax for any past, present or future period, including (i) pursuant to Treasury Regulation Section 1.1502-6 or otherwise as a result of being or having been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) as a transferee or successor, or (iii) by contract;

(i) Seller is not a “foreign person” within the meaning of Section 1445 of the Code; and

(j) The Company has not entered into any written agreement with any Governmental Entity that requires it to take any action or to refrain from taking any action in order to secure Tax benefits not otherwise available.

Section 4.12. Contracts. All material contracts and agreements, including the Key Company Contracts and all other Easements and Contracts (collectively herein called the “Company Contracts” and individually a “Company Contract”) to which the Company is a party and that are reasonably necessary to own and operate the Properties and to gather, compress, condition and deliver gas by means of the Pipeline are included on Exhibit C, Exhibit D, Exhibit F-1 and Exhibit F-2. All Key Company Contracts and, to the Company’s Knowledge, all Company Contracts other than Key Company Contracts, are valid and binding, in full force and effect and enforceable against the Company and, to the Company’s Knowledge, the other parties thereto, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). The Company and, to the Company’s Knowledge, each other party to any Company Contract, has performed all material obligations and is not in material breach or default under any Company Contract. No event has occurred, which after notice or lapse of time, or both, would constitute a material default by the Company under any Key Company Contract or, to the Company’s Knowledge, any Company Contract other than a Key Company Contract, or, to the Company’s Knowledge, by any other party to any Company Contract.

Section 4.13. Gas Regulatory Matters. None of the Company or its Affiliates is a “natural-gas company” under the Natural Gas Act of 1938 (“NGA”), and neither the Pipeline nor the Facilities has ever been used in a manner that would require certification, under the NGA or subject the Pipeline or the Facilities to the jurisdiction of the Federal Energy Regulatory Commission. Neither the Company nor any Affiliate provides transportation or storage services pursuant to Section 311(a) of the Natural Gas Policy Act of 1978 (“NGPA”).

Section 4.14. Pipeline and Facilities. To the Company’s Knowledge, (i) the Pipeline and the Facilities have been owned, constructed, maintained and operated in a good and workmanlike manner in accordance with customary practices in the oil and gas industry and all Applicable Laws and Applicable Environmental Laws, and have been in continuous operation since they were placed into service, except for temporary cessations for the performance of maintenance, repair, replacement, modification, improvement or expansion, and (ii) the existing condition of the Pipeline and the Facilities make each suitable, in accordance with customary practices in the oil and gas industry and all Applicable Laws and Applicable Environmental Laws, for use for purposes that it is currently being used.

Section 4.15. Gas Imbalances. Except for the gas imbalances reflected on Section 4.15 of the Disclosure Schedule and for normal and customary gathering imbalances occurring after the date hereof, there do not exist any gas imbalances (a) under any Contracts with third parties providing for the gathering of gas owned or controlled by such third parties, or (b) for which the Company or any of its Affiliates has received a quantity of gas prior to the date of this Agreement for which the Company or any of its Affiliates will have a duty to deliver an equivalent quantity of gas after the Closing.

Section 4.16. Intellectual Property. To the Company’s Knowledge, the Company or its Affiliates either own or have valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, engineering data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same.

Section 4.17. Equipment. To the Company’s Knowledge, the equipment constituting a part of the Properties has been maintained in a state of repair so as to be reasonably adequate, in all material respects, for normal operations consistent with the Company’s past practices.

Section 4.18. No Alienation. Other than as set forth in Section 4.18 of the Disclosure Schedule, since the Effective Date, the Company has not sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in the Properties.

Section 4.19. Consents to Change of Control. To the Company’s Knowledge, Section 4.19 of the Disclosure Schedule is a complete and accurate list of the Properties and related agreements that require any consents upon a change of control (the “Consents”) in order for the Company to consummate the transactions contemplated by this Agreement.

Section 4.20. Bankruptcy. There are no bankruptcy, reorganization, receivership, or arrangement proceedings pending, being contemplated by or, to the Company’s Knowledge, threatened against the Company.

Section 4.21. Capital Commitments. Except for the Company’s obligations under the Contracts, the Company does not have any obligation for capital commitments. Section 4.21 of the Disclosure Schedule sets forth all written commitments to incur capital expenditures in excess of Two Million Dollars ($2,000,000) on or after the Effective Time in connection with the operation of the Business. Section 4.21 of the Disclosure Schedule also includes the current budget for ongoing capital expenditures with respect to the pipelines under construction.

Section 4.22. Employees. The Company has no employees or employee benefit plans. Section 4.22 of the Disclosure Schedule sets forth a true and complete list of the names and titles of all the employees responsible for maintaining or providing services to the Properties (the “Employees”).

Section 4.23. Financial Statements; No Undisclosed Liabilities.

(a) As of the date they are delivered to Buyer and Issuer pursuant to Section 7.18(a) and as of the Closing Date, set forth in Section 4.23(a) of the Disclosure Schedule are true, correct and complete copies of the audited balance sheets as of December 31, 2011 and December 31, 2010 and the audited statements of income and cash flows for the periods ended December 31, 2011, December 31, 2010 and December 31, 2009 of the Company audited by, and accompanied by an unqualified report of, Grant Thornton LLP (the “Audited Financial Statements”) and the unaudited consolidated balance sheet and statements of income and cash flows of the Company for the three (3) month period ended March 31, 2012 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), in each case, prepared in accordance with GAAP and Rule 3-05 of Regulation S-X under the Securities Act, consistently applied as of the dates and for the periods presented (except as may be stated therein or in the notes thereto and, in the case of the Interim Financial Statements, for normal year-end adjustments). The Financial Statements present fairly in all material respects the financial condition and results of operations and cash flows of the Company in accordance with GAAP and Rule 3-05 of Regulation S-X under the Securities Act, applied on a consistent basis during the periods involved as of the dates and for the periods presented (except as may be stated therein or in the notes thereto and, in the case of the Interim Financial Statements, for normal year-end adjustments).

(b) Except as set forth in the Financial Statements (including the related notes) or Section 4.23(b) of the Disclosure Schedule, the Company does not have any material liabilities or obligations, except for known liabilities and obligations incurred since December 31, 2011 in the ordinary course of business consistent with past practice.

(c) Except as expressly set forth in the Financial Statements or in Section 4.23(c) of the Disclosure Schedule, since December 31, 2011, the Company has not declared, set aside or paid any dividends or distributions (including, but not limited to, (1) repurchase or redemption of equity interests or (2) in cash, equity interests or other property).

Section 4.24. Sufficiency of Assets; No Other Assets or Businesses. Except for the Excluded Properties (as of Closing) and as set forth on Section 4.24 of the Disclosure Schedule, the Company has, and as of Closing will have, all the assets and rights necessary to conduct the Business in a manner consistent with the Company’s past practices in the preceding year. No property material or necessary to the conduct of the Business is being retained by Seller or any Affiliate of Seller (including the Excluded Properties to be conveyed to Seller or its designees prior to Closing pursuant to Section 7.3). The Company has not engaged in any business other than the Business and the Company’s assets do not include any assets other than those relating to the Business.

Section 4.25. Transactions with Affiliates. Section 4.25 of the Disclosure Schedule describes all services provided by and assets owned by, licensed to or otherwise held by Seller or any of its Affiliates (other than the Company) and any guaranty by any Seller or any such Affiliate, that are or were made available or provided to or used by the Company or the Business since the Effective Date or that may be required to operate the Business from and after the Closing Date consistent with past practices in the preceding year. Except as contemplated by this Agreement, or as set forth in Section 4.25 of the Disclosure Schedule, the Company is not obligated to pay currently or in the future any amounts to Seller or any Affiliate of Seller, and neither Seller nor any Affiliate of Seller (other than the Company) is obligated to pay currently or in the future any amounts to the Company.

Section 4.26. Bank Accounts. Section 4.26 of the Disclosure Schedule sets forth a true and complete list of each bank, savings institution and other financial institution with which the Company has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

Section 4.27. Environmental Documents; Environmental Representations. Seller has made available to Buyer (i) all material environmentally-related assessments, reports, studies, data, results of investigations, results of monitoring, results of remediation or audits prepared by any Person that are in Seller’s possession or control and (ii) copies of all material communications with Governmental Entities to or from the Company relating to the Company or the Properties.

Section 4.28. No Material Adverse Change. Except as contemplated by this Agreement, since December 31, 2011 and except for matters relating to the consummation of the transactions contemplated by this Agreement, the Company has conducted the Business only in the ordinary course of business (including making capital expenditures in the operation and development of the Properties) and there has not been any (a) Material Adverse Effect on the Company, (b) acquisition or disposition of any material asset by the Company, or any contract or arrangement therefor, other than in the ordinary course of business, (c) material change in the Company’s accounting principles, practices or methods except to the extent required in accordance with

GAAP, (d) incurrence of material Indebtedness other than in the ordinary course of business, (e) amendment, or approval of any amendment, to the Governing Documents of the Company, (f) material actions, suits or proceedings or arbitrations for which Seller or the Company has been served or (g), disputes, claims, audits or investigations, whether administrative, judicial or otherwise, instituted or, to the Knowledge of the Company, threatened in writing by or against or affecting the Company.

Section 4.29. Internal Accounting Controls. The Seller maintains with respect to the Company a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Article V.

Disclaimer and Disclosure Schedule

Section 5.1. Disclaimer. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE III AND BY THE COMPANY IN ARTICLE IV OF THIS AGREEMENT, BUYER AND ISSUER HEREBY REPRESENT, WARRANT AND AGREE THAT NEITHER THE COMPANY, SELLER NOR ANY OF THEIR AGENTS IS MAKING ANY PROMISE, REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF (I) THE COMPANY, (II) TITLE OF THE COMPANY IN AND TO THE PROPERTIES, (III) THE CONDITION OF THE PROPERTIES, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE PROPERTIES, ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE PROPERTIES FOR A PARTICULAR PURPOSE, (VI) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (VII) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR (VIII) ANY IMPLIED OR EXPRESS WARRANTY REGARDING COMPLIANCE WITH ANY APPLICABLE ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. BUYER AND ISSUER HEREBY REPRESENT, WARRANT AND AGREE THAT BUYER AND ISSUER ARE EXPRESSLY NOT RELYING ON ANY STATEMENT, REPRESENTATION OR PROMISE OF THE SELLER, THE COMPANY OR THEIR AGENTS EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE III AND BY THE COMPANY IN ARTICLE IV OF THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IN PURCHASING THE INTERESTS BUYER AND ISSUER ACCEPT THE PROPERTIES “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV, EACH AS FURTHER LIMITED BY THE SPECIFICALLY BARGAINED-FOR LIMITATIONS ON REMEDIES SET FORTH IN SECTION 13.2 AND SECTION 17.11. WITHOUT LIMITING THE GENERALITY OF THE

FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER SELLER, COMPANY NOR THEIR AGENTS MAKES ANY PROMISE, REPRESENTATION OR WARRANTY AS TO (A) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE PROPERTIES, (B) THE CONDITION OF THE PROPERTIES OR ANY VALUE THEREOF, OR (C) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED OR MADE AVAILABLE TO BUYER AND ISSUER IN CONNECTION WITH ITS REVIEW OF THE COMPANY OR THE PROPERTIES OR OTHERWISE IN CONNECTION WITH THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER AND ISSUER EACH SPECIFICALLY REPRESENT AND WARRANT THAT IT IS NOT RELYING UPON OR HAS NOT RELIED UPON ANY SUCH REPRESENTATIONS AND WARRANTIES OF SELLER, COMPANY OR THEIR AGENTS EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE III AND BY THE COMPANY IN ARTICLE IV OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 5.1, TOGETHER WITH THE LIMITED REMEDIES PROVIDED IN SECTION 13.2 AND SECTION 17.11, WERE SPECIFICALLY BARGAINED FOR BETWEEN BUYER, ISSUER, THE COMPANY AND SELLER AND WERE TAKEN INTO ACCOUNT BY BUYER, ISSUER, THE COMPANY AND SELLER IN ARRIVING AT THE PURCHASE PRICE. BUYER AND ISSUER ACKNOWLEDGE AND AGREE TO THE FOREGOING AND AGREE, REPRESENT AND WARRANT THAT THE FOREGOING DISCLAIMER IS “CONSPICUOUS,” IS THE RESULT OF ARM’S-LENGTH NEGOTIATION, THAT BUYER AND ISSUER ARE SOPHISTICATED AND KNOWLEDGEABLE ABOUT BUSINESS MATTERS AND WERE REPRESENTED BY COUNSEL, THIS DISCLAIMER IS NOT BOILERPLATE AND THAT THIS DISCLAIMER IS TO BE A CLEAR, UNEQUIVOCAL AND EFFECTIVE DISCLAIMER OF RELIANCE UNDER TEXAS LAW.

Section 5.2. Updated Disclosure Schedules.

(a) Seller and the Company shall amend the Disclosure Schedule by written notice to Buyer prior to the Closing, to reflect any changes or circumstances first arising after the execution and delivery of this Agreement and, if Buyer fails to deliver a Termination Notice in accordance with Section 5.2(b), the representations and warranties to which the amended portions of the Disclosure Schedule relate shall be deemed amended for all purposes under this Agreement as if made on the date hereof to reflect such changes, including for purposes of determining Buyer’s and Issuer’s rights to indemnification under Article XIII, except as otherwise agreed in writing by Buyer and Seller after the date hereof. Notwithstanding anything to the contrary in this Agreement, Seller’s delivery of the Financial Statements to Buyer and Issuer in accordance with Section 7.18(a) will not constitute an amendment to Section 4.23(a) of the Disclosure Schedule, and such Section of the Disclosure Schedule will be deemed to have the same effect for all purposes under this Agreement as if such Section of the Disclosure Schedule had been delivered together with this Agreement on the date hereof.

(b) In the event Seller amends the Disclosure Schedule after the execution and delivery of this Agreement as permitted by Section 5.2(a), Buyer may terminate this Agreement if, without such amendment, Buyer would otherwise be entitled to terminate this Agreement pursuant to Section 9.1, by giving written notice which contains complete and full particulars as to all reasons for such termination (the “Termination Notice”) within twenty (20) days of receipt of such amended Disclosure Schedule or, if receipt of such amended Disclosure Schedule was less than twenty (20) days prior to the Closing, on or before the Closing.

Article VI.

Representations and Warranties of Buyer and Issuer

Buyer and Issuer, jointly and severally, represent to Seller and the Company as follows:

Section 6.1. Organization. Buyer is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted. Issuer is a limited partnership validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted. Each of Buyer and Issuer is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 6.2. Power and Authority. Buyer has all requisite limited liability company power and authority, and Issuer has all requisite limited partnership authority, to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer and Issuer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company and limited partnership authority, as the case may be, action of Buyer and Issuer, as applicable.

Section 6.3. Valid and Binding Agreement. This Agreement has been duly executed and delivered by Buyer and Issuer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer and Issuer in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer and Issuer, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer and Issuer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 6.4. Non-Contravention. Neither the execution, delivery, and performance by Buyer or Issuer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer or Issuer in connection with the transactions contemplated hereby to which it is a party, nor the consummation by it of the transactions contemplated hereby and thereby do or will (i) conflict with or result in a violation of any provision of Buyer’s or Issuer’s Governing Documents, (ii) except as set forth on Section 6.4 of the Disclosure Schedule, conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any contract, agreement, or other instrument or obligation to which Buyer or Issuer is a party or by which Buyer or Issuer or any of Buyer’s or Issuer’s properties may be bound, or (iii) violate any Applicable Law binding upon Buyer or Issuer.

Section 6.5. Approvals. Except in connection with the HSR Act and except as may be required under federal and state securities laws, no consent, approval, order, or authorization of, or declaration, filing, or registration with any Governmental Entity or of any third party is required to be obtained or made by Buyer or Issuer in connection with the execution, delivery, or performance by Buyer or Issuer of this Agreement, each other agreement, instrument, or document executed or to be executed by Buyer or Issuer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

Section 6.6. Proceedings. There are no Proceedings pending or, to Buyer’s or Issuer’s Knowledge, threatened, in which Buyer or Issuer is or may be a party affecting the execution and delivery of this Agreement by Buyer or Issuer or the consummation of the transactions contemplated hereby by Buyer or Issuer.

Section 6.7. Financing. Buyer has access to, and at the Closing will have, such funds as are necessary for the consummation by it of the transactions contemplated hereby.

Section 6.8. Investment Experience. Buyer acknowledges that it can bear the economic risk of its investment in the Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Interests.

Section 6.9. Restricted Securities. Buyer acknowledges that the Interests have not been registered under applicable federal and state securities laws and that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.

Section 6.10. Accredited Investor; Investment Intent. Buyer is an accredited investor as defined in Regulation D under the Securities Act. Buyer is acquiring the Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

Section 6.11. Independent Evaluation. Buyer and Issuer are experienced and knowledgeable investors in the gas gathering and transmission business and the business of owning and operating pipelines, compressors and appurtenance equipment and facilities. Buyer and Issuer have had access to the Properties, the officers, consultants and other representatives of Company, and the books, records, and files of the Company relating to the Properties. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, (i) Buyer and Issuer have conducted, to their satisfaction, their own independent investigation of the condition, operation and business of the Company, and Buyer and Issuer have been provided access to and an opportunity to review any and all information respecting the Company and the Properties requested by Buyer or Issuer in order for Buyer and Issuer to make their own determination to proceed with the transactions contemplated by this Agreement; (ii) Buyer and Issuer have solely relied on (x) the basis of their own independent due diligence investigation of the Properties, and (y) the representations and warranties made by Seller and the Company in Article III and Article IV, respectively, and the remedies specifically bargained for in Section 13.2 and Section 17.11; and (iii) Buyer and Issuer have been advised by and have relied solely on their own expertise and legal, land, tax, engineering, and other professional counsel concerning this transaction, the Properties, and the value thereof.

Section 6.12. Brokers. No broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s, or other similar fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer which Seller or, prior to the Closing, the Company may be obligated to pay.

Section 6.13. Capitalization.

(a) As of the date hereof, the issued and outstanding limited partnership interests of Issuer consist of 79,082,088. All of the outstanding Common Units have been duly authorized and validly issued in accordance with Applicable Law and the Issuer Partnership Agreement and are fully paid and nonassessable (except as such non-assessability may be affected by Section 17-607 of DRULPA).

(b) Other than Issuer’s long-term incentive plan, Issuer has no equity compensation plans that contemplate the issuance of Common Units (or securities convertible into or exchangeable for Common Units). Issuer has no outstanding indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which Issuer’s unitholders may vote. Except as set forth in the first sentence of this Section 6.13(b), or as are provided in the Issuer Partnership Agreement, there are no authorized or outstanding (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, agreements (other than this Agreement and any unit purchase agreement dated on or about the Execution Date and any underwriting agreement that may be entered into prior to Closing in connection with Issuer’s existing shelf registration statement, in each case by and among Issuer and the purchasers named therein), claims or commitments of any character obligating Issuer or any of its subsidiaries to issue, transfer or sell any limited partnership interests or other equity interest, in Issuer or any of its subsidiaries or securities convertible into or exchangeable for such limited partnership interests or equity interests,

(ii) obligations of Issuer or any of its subsidiaries to repurchase, redeem or otherwise acquire any limited partnership interests or equity interests of Issuer or any of its subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which Issuer or any of its subsidiaries is a party with respect to the voting of the equity interests of Issuer or any of its subsidiaries.

Section 6.14. Partnership Interests.

(a) Issuer has taken all limited partnership action necessary to authorize the issuance and delivery to Seller of the LP Interests in Issuer representing the Equity Consideration as contemplated by this Agreement.

(b) When issued in accordance with the provisions of this Agreement, such LP Interests will be validly issued in accordance with Issuer Partnership Agreement as amended by Issuer Partnership Agreement Amendment and DRULPA, fully paid, nonassessable (except as such non-assessability may be affected by Section 17-607 of DRULPA) and free and clear of all Liens (except for restrictions on transfer imposed by applicable federal or state securities Laws).

(c) The Common Units issuable upon conversion of the LP Interests and the limited partnership interests represented thereby, upon issuance in accordance with the Issuer Partnership Agreement Amendment, will be duly authorized by Issuer pursuant to the Issuer Partnership Agreement, and will be validly issued, fully paid, nonassessable (except as such non-assessability may be affected by Section 17-607 of DRULPA) and will be free of any and all Liens (except for restrictions on transfer imposed by applicable federal or state securities Laws).

(d) The Common Units issuable upon conversion of the LP Interests will be issued in compliance with all applicable rules of the New York Stock Exchange. Prior to the Closing, Issuer will file a notice of listing of additional shares with the New York Stock Exchange with respect to the Common Units underlying the LP Interests.

Section 6.15. Issuer SEC Documents. Issuer has filed timely with or furnished to the SEC all reports and statements required to be filed or furnished by it under the Exchange Act or the Securities Act since December 31, 2009 (all such documents collectively, the “Issuer SEC Documents”). The Partnership SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (except to the extent corrected by a subsequently filed Issuer SEC Document filed prior to the Execution Date) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (d) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, for normal year-end adjustments) and (e) fairly present (subject in the case of unaudited statements to normal year-

end audit adjustments) in all material respects the consolidated financial position of the business of Issuer as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

Section 6.16. No Material Adverse Change. Except as set forth in or contemplated by the Issuer SEC Documents filed prior to the date hereof and as contemplated by this Agreement, since December 31, 2011 and except for matters relating to transactions contemplated by this Agreement, the business of Issuer and its subsidiaries has been conducted only in the ordinary course of business and there has not been any (a) Material Adverse Effect on Issuer, (b) acquisition or disposition of any material asset by Issuer or any of its subsidiaries or any contract or arrangement therefore, other than in the ordinary course of business, (c) material change in Issuer’s accounting principles, practices or methods except to the extent required in accordance with GAAP, (d) incurrence of material indebtedness other than in the ordinary course of business, (e) amendment, or approval of any amendment, to the Governing Documents of Issuer, (f) material actions, suits or proceedings or arbitrations for which they have been served or (g) disputes, claims, audits or investigations, whether administrative, judicial or otherwise, instituted or, to the Knowledge of Issuer, threatened in writing by or against or affecting Issuer.

Section 6.17. Internal Accounting Controls. Except as disclosed in the Issuer SEC Documents, Issuer and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 6.18. Offering. Assuming the accuracy of the representations and warranties of Seller contained in Section 3.8 of this Agreement, the sale and issuance of the LP Interests pursuant to this Agreement are exempt from the registration requirements of the Securities Act, and neither Issuer nor any authorized Person acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 6.19. Tax Status of Buyer. Issuer indirectly owns 100% of the membership interests of Buyer. Since its formation, Buyer has been disregarded as an entity separate from Issuer for federal income tax purposes.

Article VII.

Certain Covenants

Section 7.1. Access. Subject to the terms of the Confidentiality Agreement, Article VIII, and Applicable Law, between the date hereof and the Closing, the Company will give Buyer and Buyer’s authorized representatives reasonable access to the Company’s offices, accounting and financial books, records, files and other similar documents and materials to the extent in Seller’s or the Company’s possession, custody or control and/or which can be provided without undue effort or expense and shall use its Reasonable Efforts to cause its Affiliates to give Buyer and Buyer’s authorized representatives reasonable access to the Employees. Furthermore, the Company shall give Buyer, or Buyer’s authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to the Company, physical access to the Properties for the purpose of inspecting same. Buyer agrees to comply fully with the rules, regulations and instructions issued to Buyer by the Company regarding the actions of Buyer while upon, entering or leaving the Properties. Buyer’s environmental investigation of the Properties shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-05) (“Site Assessment”), and at the Company’s discretion, shall be accompanied by a representative of the Company. Upon the Company’s or Seller’s written request, Buyer shall furnish, free of costs, the Company or Seller with a copy of any written Phase I report prepared by or for Buyer related to any Site Assessment of the Properties as soon as reasonably possible after it is prepared. Until the Closing, all environmental reports prepared by or for Buyer shall be maintained in strict confidence and for use solely in connection with the evaluation of the Properties. Except for the obligations to provide reports to the Company or Seller as set forth in the preceding sentence or as otherwise might be needed to share in connection with any financing of the purchase or otherwise, if Closing does not occur, such reports, shall not be disclosed to any other party except as required by Applicable Laws.

Section 7.2. Exculpation and Indemnification. If Buyer exercises rights of access under this Article VII or otherwise, or conducts examinations or inspections under this Section 7.2 or otherwise, then (a) such access, examination and inspection shall be at Buyer’s sole risk, cost and expense and Buyer waives and releases all claims against Seller and its partners and members and their Affiliates and the respective employees, officers, employees, attorneys, contractors and agents of such parties (collectively the “Inspection Indemnitees”) arising in any way therefrom or in any way related thereto or arising in connection with the conduct of the Inspection Indemnitees and (b) Buyer shall indemnify, defend and hold harmless the Inspection Indemnitees from any and all claims, actions, causes of action liabilities, losses, damages, fines, penalties, costs or expenses (including, without limitation, court costs, reasonable consultants’ and attorneys’ fees) of any kind or character (collectively, “Damages”), or Liens for labor or materials, arising out of or in any way connected with such matters; provided, however, that to the extent that such Damages or such Liens arise out of or relate to conditions, Releases or the presence of Hazardous Materials that existed before any such examination or inspection and were aggravated or exacerbated by the actions of Buyer, then Buyer’s liability hereunder shall be limited to the extent of any such aggravation or exacerbation. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER OR (ii) STRICT LIABILITY.

Section 7.3. Assignment of Excluded Properties. Prior to Closing, Seller shall cause the Company to convey the Excluded Properties to Seller or its designee and shall provide evidence thereof reasonably satisfactory to Buyer.

Section 7.4. Transition Services. At the Closing, the parties will execute and deliver the Transition Services Agreement substantially in the form of Exhibit 7.4 attached hereto (the “Transition Services Agreement”) pursuant to which Seller shall provide Buyer with certain transition services and take certain other actions for a period ending twelve (12) months after the Closing Date.

Section 7.5. Interim Operation. Prior to Closing, Seller will cause the Company to continue the operation of the Properties in the ordinary course of its business, including capital spending, and, other than as disclosed in Section 4.18 of the Disclosure Schedule, will not sell or otherwise dispose of any portion of the Properties, except pursuant to this Agreement for sales or other dispositions of items having a per item fair market value of less than One Hundred Thousand Dollars ($100,000) of materials, supplies, spare parts, inventories, furniture, rolling stock, tools, implements, appliances, machinery, equipment, improvements or other tangible personal property or fixtures forming a part of the Properties.

Section 7.6. Restrictions on Certain Actions. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, during the period from the date of this Agreement to the Closing Date, the Company has not taken and shall not take, consent to or allow, nor shall Seller cause or allow the Company to take or consent to, any of the following actions, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend the applicable Governing Documents;

(b) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any membership interests of any class or any other securities or equity equivalents in the Company;

(c) (i) declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its membership interests; (ii) repurchase, redeem, or otherwise acquire any of its securities; or (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization or winding up of the Company;

(d) (i) except for loans under the Credit Facilities and intercompany loans from or to the Company or its Affiliates in the ordinary course of business that will be eliminated at or prior to Closing, create, incur, guarantee, or assume any Indebtedness or otherwise become liable or responsible for the obligations of any other Person; (ii) make any loans, advances, or capital contributions to, or investments in, any other Person; (iii) pledge or otherwise encumber shares of membership interests of the Company; or (iv) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon (except for Permitted Liens);

(e) except as in connection with the releases contemplated by Section 7.8 or in the ordinary course of business, (i) enter into, adopt, or (except as may be required by Applicable Law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance, or other employee benefit agreement, trust, plan, fund, or other arrangement for the benefit or welfare of any manager or officer or Employee; (ii) increase in any manner the compensation or fringe benefits of any manager or officer or Employee; or (iii) pay to any manager or officer or Employee any benefit not required by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof;

(f) hire or engage any employee of the Company (as employer);

(g) acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets, except for (i) entering into right-of-way agreements, easements, or options in the ordinary course of business, and (ii) sales or exchanges of inventory and excess or obsolete assets in the ordinary course of business or personal property in the ordinary course of business that is either replaced by equivalent property or assets or normally consumed in the operation of the Company’s business;

(h) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(i) except for any capital expenditures related to (i) the construction of pipeline or facilities associated therewith or the attainment of easements, rights-of-way, or options in the ordinary course of business, or (ii) an Emergency, make any single capital expenditure which individually is in excess of One Million Dollars ($1,000,000);

(j) pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms and the payment of any fee to terminate the Credit Facilities;

(k) enter into any lease, contract, agreement, commitment, arrangement, right-of-way, easement, option, or transaction that would constitute a Contract;

(l) amend, modify, or change in any material respect any Contract;

(m) change any of the Tax or accounting principles or practices used by it, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by the Company to Buyer; or

(n) authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section 7.6.

Section 7.7. Confidentiality Agreement. The Confidentiality Agreement, except to the extent modified herein, will remain in full force and effect; provided, however, that, subject to the provisions of Section 7.12, upon Closing, the Confidentiality Agreement shall terminate, and

Seller shall, and shall cause their Affiliates to, not make disclosure to third parties of any confidential or proprietary information relating to the Company or the Properties, except with the prior consent of Buyer or as required by Applicable Law; provided, further, that nothing shall prohibit Seller or its Affiliates from using their knowledge or mental impressions of such information or their general knowledge of the industry or geographic area in the conduct of their respective businesses following Closing. At Closing, Seller will, or will cause its Affiliates to, assign to Buyer the benefits under any and all confidentiality agreements between Seller, or any of its Affiliates, and any third party in connection with the potential sale or other disposition by Seller and its Affiliates of the Company or the Properties.

Section 7.8. Officer and Director Resignations and Releases. At the Closing, the Company shall deliver to Buyer (a) evidence reasonably satisfactory to Buyer of the resignations of the respective managers, and officers of the Company, such resignations to be effective immediately upon the consummation of the transactions contemplated by this Agreement and (b) releases from all such individuals, releasing the Company, Seller and their Affiliates from any and all claims of such individuals against them, substantially in the form and substance attached hereto as Exhibit 7.8 such releases to be effective (including the expiration of any revocation period) immediately upon the consummation of the transactions contemplated by this Agreement.

Section 7.9. Indemnification of Officers and Directors.

Buyer and the Company shall not amend, repeal or otherwise modify the Governing Documents of the Company or manage the Company in any manner that would affect adversely the rights thereunder of individuals who at and any time prior to the Closing Date were directors, officers, managers or agents of the Company. Buyer shall, and shall cause the Company to, honor any indemnification agreements between the Company and any of its directors or officers. To the extent not already in existence, director and officer indemnification agreements consistent with the terms of the Governing Documents will be executed by the Company’s managers and officers prior to the consummation of the transactions contemplated hereby.

Section 7.10. Employee Matters. Buyer shall have the right, but not the obligation, to, or to cause one of its Affiliates to, make offers of employment to each of the Employees except Jim Scott and Vanessa Abbott. Seller has delivered to Buyer a true and correct list of the annualized salary, wage rate and other compensation payable to each Employee as of the Execution Date and bonus paid or payable for the 2011 year with respect to each Employee; save and except bonuses which Seller has paid or may pay to employees upon consummation of this or other transactions and which shall not be an obligation of the Company, but shall be a Company Transaction Expense. Upon request of Buyer, the Company will provide Buyer and its Affiliates with reasonable access to the Employees for the purpose of conducting employment interviews before the Closing Date. At least ten (10) days before the Closing Date, Buyer or one of its Affiliates shall issue written offers of employment to any Employee it desires to hire. Such employment offers shall be conditioned on the Closing and effective from and after the Closing Date (or, if any Employee is on a leave of absence (other than vacation), effective from and after the date such Employee returns to active employment) and shall provide for terms and conditions of employment (including without limitation position, title, duties, responsibilities, base compensation, insurance and other employee benefits, bonus opportunity, vacation, sick, or other paid leave) that are materially consistent with those provided to employees seconded to Buyer or its Affiliates in Lycoming and Wyoming Counties, Pennsylvania. Seller and its Affiliates shall not interfere with any such offers or negotiations by Buyer or any of its Affiliates to employ any Employee or discourage any Employee from accepting employment with Buyer or any of its Affiliates and, without limiting the foregoing, shall not, and shall not offer to, increase the salary, benefits or other compensation of any Employee other than as part of a company-wide increase in salary, benefits or other compensation. Buyer shall notify Seller in writing and Buyer and Seller shall confer at least two (2) days before the Closing Date as to the identities of such Employees who have accepted Buyer’s or one of its Affiliate’s offers of employment (the “Hired Employees”). Seller or the Affiliate of Seller that employs the Employees will accept the resignation of the Hired Employees effective as of the time immediately before the Closing Date (or such later time with respect to an Employee on a leave of absence other than vacation as of the Closing Date) and shall waive and release, as it pertains to employment by Buyer or any of its Affiliates, any noncompetition, non-disclosure and similar agreements between Seller or such Affiliate and any of the Hired Employees (except for any nondisclosure obligations relating to proprietary or confidential non-public information that is not related to the Properties). Buyer shall be responsible, and shall indemnify Seller and its directors, officers, employees, Affiliates, agents and assigns, for any costs, losses or liabilities incurred by Seller or any of the Company’s Affiliate(s) to the extent arising out of the actions or omissions of Buyer or its Affiliates on or following the Closing with respect to the Hired Employees, including without limitation the terms and conditions of employment of the Hired Employees with Buyer or its Affiliate and Buyer’s failure to comply with its obligations under this Section 7.10. The provisions of this Section 7.10 are intended to benefit the parties to this Agreement and the Company’s Affiliate(s) referenced in this Section 7.10 and nothing in this Agreement, express or implied, is intended or shall be construed to (a) confer upon or give to any other Person (including for the avoidance of doubt any Employees) other than the parties to this Agreement, the Company’s Affiliate(s) referenced in this Section 7.10, and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement or (b) amend any employee benefit plan of Seller, Buyer or any of their respective Affiliates.

Section 7.11. Taxes.

(a) Buyer, Issuer and Seller agree to treat the acquisition and disposition of the Interests pursuant to this Agreement for federal income Tax purposes as a transfer of the Properties to Issuer in part as a contribution of such Properties to Issuer and in part as a purchase and sale of such Properties. In accordance with such treatment, Buyer, Issuer and Seller agree:

(i) the receipt of the Cash Consideration shall be treated to the greatest extent possible as part of a purchase and sale of the Properties; and

(ii) the receipt of the Equity Consideration shall be treated as part of a contribution of the Properties to Issuer in exchange for an interest in Issuer to which Section 721 of the Code applies.

Buyer, Issuer and Seller further agree that Seller’s initial capital account in Issuer (after taking into account the transactions described in clauses (i) and (ii) above) shall be equal to the value determined for the Equity Consideration pursuant to Sections 2.2 and 2.3. Seller’s initial per unit capital account shall equal (i) the per unit capital account of a Common Unit, minus (ii) the VWAP Discount determined in accordance with the principles, methodologies and line items set forth on Exhibit J.

(b) Prior to the Closing Date, Seller shall engage, on behalf of the Company, Ernst & Young, or such other firm that is mutually acceptable to the Parties, to conduct an appraisal and determine the fair market value of the Properties. The cost of such appraisal shall be treated as an operating cost of the Company incurred after the Effective Date for purposes of Section 12.1(a). Promptly following the completion of the appraisal, Seller, Issuer and Buyer shall use Reasonable Efforts to agree upon an allocation of the Base Purchase Price among the Properties pursuant to Section 1060 of the Code (the “Purchase Price Allocation”) based upon the values of the Properties as so appraised. If an adjustment to the Base Purchase Price is made under this Agreement, the Parties shall adjust the Purchase Price Allocation to be consistent with the Purchase Price. If Seller, Issuer and Buyer agree upon a Purchase Price Allocation, they shall report the transactions contemplated hereby on all Tax Returns (including Form 8594 and all other information returns and supplements thereto required to be filed by the Parties under Section 1060 of the Code) in a manner consistent with such Purchase Price Allocation and neither Seller, Issuer nor Buyer shall take, or shall permit any of their respective Affiliates to take, any position inconsistent with such allocation on any Tax Return or otherwise, unless required to do so by applicable law or a “determination,” within the meaning of Section 1313(a)(1) of the Code. If Seller, Issuer and Buyer do not agree upon a Purchase Price Allocation, each Party (and their respective Affiliates) may report the transactions contemplated hereby on any such Tax Returns in any manner such Party chooses at its discretion, and the Parties shall note the disagreement of the other Party or Parties on their respective filings as required by Applicable Law.

(c) For federal income tax purposes, except as otherwise required by applicable law, the Parties agree to determine the portion of the Purchase Price (and the proportion of the Cash Price and the number of Block A LP Interests and the number of Block B LP Interests) payable in exchange for each of the Series A Units of the Company and the Series B Units of the Company, respectively, in a manner consistent with the appraisal performed in accordance with Section 7.11(b). To the extent permissible for federal income tax purposes, the Block A LP Interests shall be treated as having federal income tax attributes and characteristics that reflect the federal income tax attributes and characteristics of the Series A Units of the Company, and the Block B LP Interests shall be treated as having federal income tax attributes and characteristics that reflect the federal income tax attributes and characteristics of the Series B Units of the Company.

(d) Each Party shall, and shall cause their respective Affiliates to, provide to the other Party such cooperation, documentation and information as any of them reasonably may request in filing any Tax Return, determining a liability for Taxes or conducting any audit, litigation, or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company prior to Closing.

Section 7.12. Press Releases. Unless consultation is prohibited by Applicable Law, Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation (but no approval thereof shall be required).

Section 7.13. Payment of Bank Debt and Release of Liens. The Company will reach mutually satisfactory arrangements with the lender(s) under the Credit Facilities (i) for the payment by Buyer at the Closing of all outstanding Indebtedness attributable to the Company existing under the Credit Facilities as of the Closing Date and (ii) for the delivery at Closing of either executed (A) payoff letters or (B) releases or terminations by the lender(s) (in a form satisfactory to the lender(s) and reasonably satisfactory to Buyer) of all obligations of the Company under the Credit Facilities and all mortgages or other Liens existing on collateral pledged or guaranties by the Company as security under the Credit Facilities. The Company will reach mutually satisfactory arrangements with each of the counterparties to all other outstanding Indebtedness (other than performance bonds in the name of the Company) attributable to the Company as of the Closing Date (i) for the payment by Buyer at the Closing of all such Indebtedness and (ii) for the delivery at Closing of either executed (A) payoff letters or (B) releases or terminations by such counterparty (in a form satisfactory to the counterparty and reasonably satisfactory to Buyer) of all such Indebtedness and all mortgages or other Liens existing on collateral pledged or guaranties by the Company as security for such Indebtedness.

Section 7.14. Books and Records. At or promptly after Closing, Seller shall deliver to Buyer all records of the Company that are in Seller’s control, including original minute books and other corporate books and records and accounts. Seller will deliver to Buyer all of the Company’s rights of way easements, rights of way option agreements, files, assignments, operating records and agreements, engineering records, financial and accounting records (but not including general financial accounting or tax accounting records), and other similar files and records which directly relate to the Properties, other than those which Seller considers to be proprietary or confidential, or which Seller cannot provide to Buyer without, in its opinion, breaching, or risking a breach of, agreements with other parties. Buyer agrees that Seller may retain copies of all files transferred to Buyer pursuant to this Section 7.14.

Section 7.15. Rights to “Chief” Name, Derivations of Name and Logo. Buyer agrees that Seller shall retain all rights to the “Chief” name, logo, and all derivatives thereof, and that Buyer may not use such names, logos, or derivations in any manner without the prior written consent of Seller.

Section 7.16. Amendment to the Company’s Certificate of Formation. Immediately after the Closing, Buyer agrees to file an amendment to the Company’s certificate of formation in a form reasonably acceptable to Seller that provides for a change in the name of the Company, which name does not contain the word “Chief” or any derivative thereof and is otherwise reasonably acceptable to Seller.

Section 7.17. HSR Filing. If compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is required in connection with the transactions contemplated under this Agreement, as promptly as practicable and in any event not later than ten (10) Business Days. following the Execution Date, Seller and Buyer will file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and will as promptly as practicable furnish any supplemental information which may be requested in connection therewith. Seller and Buyer will request expedited treatment (i.e., early termination) of such filing. Buyer and Seller shall use Reasonable Efforts to make or modify all other filings and submissions on a prompt and timely basis in connection with the filings required by this Section 7.17 and to take all such other actions to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date; provided, however, that notwithstanding anything to the contrary herein, nothing in this Agreement shall require Buyer or Issuer to accept any condition requiring divestiture of any subsidiary or assets of Buyer, Issuer or their respective Affiliates or acceptance of any agreement to hold any assets of Buyer, Issuer or their respective Affiliates separate in any lawsuit or other legal proceeding, whether judicial or administrative in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby. Each of Seller and Buyer will bear its own costs and expenses relating to the compliance with this Section.

Section 7.18. Cooperation with Financing.

(a) Seller shall, as soon as practicable after the Execution Date, deliver to Buyer and Issuer the Financial Statements.

(b) Seller shall use Reasonable Efforts to, and to cause its accountants, counsel, agents and other third parties to, as applicable (i) furnish accountants’ comfort letters, consents and legal opinions as reasonably requested by Issuer or Buyer, (ii) furnish to Issuer or Buyer any other pertinent information regarding the Company as may be reasonably requested by Issuer or Buyer, including any other financial data of the type required by Regulations S-X and S-K under the Securities Act or of the type customarily included in offering memoranda for private placements under Rule 144A of the Securities Act and prospectuses for offerings registered under the Securities Act, (iii) assist in the preparation of offering documents, prospectuses, private placement memoranda and similar documents used in connection with the financing of the transactions contemplated hereby by Issuer or Buyer and (iv) participate in due diligence sessions with Issuer’s or Buyer’s financing sources.

(c) Buyer shall promptly reimburse Seller for all reasonable (i) third party billed fees, costs and expenses and (ii) out-of-pocket costs and expenses incurred by Seller with respect to Seller’s obligations under Section 7.18(b).

Section 7.19. No Solicitation. Seller will not, and will cause each of its Affiliates and its and their respective officers, directors, managers, partners, employees, agents or representatives (including any financial or legal advisors or other representatives) not to, directly or indirectly, (a) solicit, initiate or facilitate (by way of furnishing information) any inquiries or proposals regarding any transaction involving, or in any way relating to, the Interests other than the transactions contemplated by this Agreement (a “Competing Transaction”), (b) participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, a Competing Transaction or (c) enter into any agreement regarding any Competing Transaction.

Section 7.20. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things (including the execution and delivery of such documents, certificates, agreements and other writings as may be) necessary or desirable under applicable laws and regulations to expeditiously consummate the transactions contemplated by this Agreement.

Section 7.21. Termination of Affiliate Contracts. On or prior to the Closing, except for the Company Contracts, Seller shall cause each of the contracts and each of the intercompany balances outstanding between Seller or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, to be settled, terminated and retired prior to the Closing Date without the transfer, payment or delivery of cash or other value by the Company and without any further liability of the Company. Section 7.21 of the Disclosure Schedule sets forth the contracts that will be terminated pursuant to this Section 7.21.

Section 7.22. Rule 144. For the one-year period following the Closing Date, Issuer shall use its commercially Reasonable Efforts to comply with Rule 144(c) under the Securities Act, and shall give reasonable notice to Seller in accordance with Section 15.1 in the event it fails to comply with such rule during such period.

Section 7.23. Registration Rights Agreement. At the Closing, Seller and Issuer will execute and deliver the Registration Rights Agreement substantially in the form of Exhibit 7.23 attached hereto (the “Registration Rights Agreement”) pursuant to which Issuer shall provide Seller with certain registration rights with respect to the Common Units underlying the LP Interests.

Section 7.24. Removal of Legend. After Seller or its permitted assigns have held the LP Interests for nine (9) months (or the Common Units for such holding period after giving effect to Rule 144(d)(3)(ii) under the Securities Act), if the certificate(s) representing or the book-entry account(s) of such LP Interests (or Common Units) still bears the notation of the restrictive legend set forth in Exhibit 3.8(e), Issuer agrees, upon request of Seller or its permitted assignee, to use Reasonable Efforts to promptly remove such legend from the LP Interests (or the Common Units), regardless of whether the request is made in connection with a sale or otherwise, so long as Seller or its permitted assign provides to Issuer any information Issuer deems necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including a certification that the holder is not an Affiliate of Issuer (and a covenant to inform Issuer if it should thereafter become an Affiliate and to consent to the notation of an appropriate restriction) and regarding the length of time the LP Interests (or the Common Units after giving effect to Rule 144(d)(3)(ii) under the Securities Act) have been held, and an opinion of counsel regarding the lapse of restrictions under Rule 144 under the Securities Act.

Article VIII.

Buyer’s Due Diligence Examination

Section 8.1. Due Diligence Examination. From the Execution Date until 5:00 p.m. (local time in Dallas, Texas) on the twentieth (20th) day after the execution and delivery of this

Agreement by all parties (the “Examination Period”), the Company shall afford Buyer and its authorized representatives reasonable access during normal business hours to the records of the Company at the offices of Seller for the purposes of determining whether Environmental Defects (as defined below) exist (“Buyer’s Environmental Review”); provided, however, that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller or the Company or impede the efforts of Seller or the Company to comply with their other obligations under this Agreement. Such books and records shall include files, assignments, operating records and agreements, financial and accounting records, engineering records, in each case insofar as same may now be in existence and in the possession of the Company, excluding, however, any information that the Company is prohibited from disclosing by bona fide, third party confidentiality restrictions; provided, that: (i) any information withheld on such basis shall be identified with as much specificity and detail as reasonably possible without breaching such obligation, and (ii) if requested by Buyer, the Company shall use its Reasonable Efforts to obtain a waiver of any such restrictions in favor of Buyer. The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer. Buyer shall not contact any of the customers or suppliers of Seller in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of Seller, which consent shall not be unreasonably withheld.

Section 8.2. Assertion of Environmental Defects. If Buyer discovers any Environmental Defects prior to the expiration of the Examination Period, Buyer shall notify the Company as soon as possible and no later than the expiration of the Examination Period of such alleged Environmental Defect. To be effective, such notice (“Defect Notice”) must (i) be in writing, (ii) be received by the Company prior to the expiration of the Examination Period, (iii) describe the Environmental Defect in reasonable detail including the basis therefor (including any supporting documents), (iv) identify the specific Properties to which such Environmental Defect relates, and (v) include the Environmental Defect Amount as determined by Buyer in good faith. Any matters that may otherwise constitute Environmental Defects, but of which the Company has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes. Except to the extent of its remedies with respect to a breach of representations and warranties, Buyer’s sole and exclusive rights and remedies with respect to any matter that constitutes an Environmental Defect shall be those set forth in this Article VIII and Section 11.1(d), and Buyer shall not be entitled to refuse to close (other than pursuant to Section 9.1(d)), to indemnification or any other right or remedy with respect to any Environmental Defect. Upon the receipt of such effective Defect Notice from Buyer, the Company shall have the option, in addition to the rights set forth in this Article VIII, but not the obligation, to attempt to cure such Environmental Defect at any time prior to the Closing.

Section 8.3. Environmental Defects. The term “Environmental Defect” means a condition existing on the Effective Date with respect to any of the Company’s operations on the Properties that (i) is identified by the Site Assessment conducted by or on behalf of Buyer and (ii) causes such Property (or the Company with respect to such Property) to not be in material compliance with or suffer a material liability under Applicable Environmental Laws. With respect to each Environmental Defect that is not cured on or before the Closing, the Base Purchase Price shall be reduced, subject to this Article VIII, by the Environmental Defect

Amount to the extent that such Environmental Defect Amount exceeds One Hundred Thousand Dollars ($100,000), it being expressly understood that if any single Environmental Defect Amount exceeds One Hundred Thousand Dollars ($100,000), the entire amount of such Environmental Defect Amount shall be included in the calculation of any applicable adjustment to the Base Purchase Price pursuant to Section 8.4(b). The “Environmental Defect Amount” shall mean the reasonable cost to investigate and remediate the Property (or applicable portion thereof) by the most efficient and least costly method.

Section 8.4. Base Purchase Price Adjustments for Environmental Defects.

(a) If the Company and Buyer are unable to reach an agreement as to whether an Environmental Defect exists or the Environmental Defect Amount attributable to such Environmental Defect, the provisions of Article XVI shall be applicable.

(b) Notwithstanding anything to the contrary contained in this Agreement, if the Base Purchase Price adjustment, as applied to all Environmental Defects for which an adjustment is to be made, does not exceed two percent (2%) of the Base Purchase Price, then no adjustment of the Base Purchase Price shall occur. If the Base Purchase Price adjustment which would result from the above provided for procedure as applied to all Environmental Defects for which an adjustment is to be made exceeds two percent (2%) of the Base Purchase Price, the Base Purchase Price shall be adjusted by the entire amount of such adjustment.

Article IX.

Conditions Precedent to Closing Obligations

Section 9.1. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met or waived by Buyer as set forth Section 11.5:

(a) Each and every representation of Seller contained in Article III shall be true and accurate in all material respects other than representations and warranties that are already qualified as to materiality or Material Adverse Effect, which shall be true and correct in all respects, on and as of the Closing Date as if made on and as of such date except (i) as affected by transactions contemplated or permitted by this Agreement and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (unless such representation and warranty is already qualified as to materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) as of such specified date

(b) Each of the representations and warranties of the Company contained in Article IV shall be true and correct in all material respects other than representations and warranties that are already qualified as to materiality or Material Adverse Effect, which shall be true and correct in all respects, on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions contemplated or permitted by this Agreement, (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (unless such representation and warranty is already qualified as to materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) as of such specified date and (iii) to the extent that an adjustment to the Base Purchase Price has been made in respect of any inaccuracies or breaches in accordance with Section 8.4.

(c) Seller and the Company shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by them prior to or at the Closing.

(d) The aggregate downward adjustment (if any) of the Base Purchase Price which results from the procedures set forth in Article VIII does not exceed twenty percent (20%) of the Base Purchase Price.

(e) No Proceeding shall, on the date of Closing, be pending or threatened before any court or Governmental Entity seeking to restrain or prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

(f) No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a permanent basis restrains, enjoins or invalidates the transactions contemplated hereby.

(g) The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.

(h) The Company shall not have experienced a Material Adverse Effect.

(i) The Company shall have delivered to Buyer the certificate contemplated in Section 10.2(b).

(j) The documents referred to in Section 7.13 shall have been delivered to Buyer and Issuer and all Liens securing the Credit Facilities and other Indebtedness (other than performance bonds in the name of the Company) shall have been released and/or terminated and all Consents shall have been obtained.

(k) The Financial Statements shall have been delivered to Buyer and Issuer in accordance with Section 7.18(a).

If, prior to Closing, Seller or the Company breaches any of its representations, warranties or covenants in this Agreement such that the conditions set forth in Section 9.1(a), Section 9.1(b) or Section 9.1(c) are not satisfied and either (i) such breach cannot be cured or, if capable of being cured, has not been cured within 15 days (or, if shorter, prior to the Termination Date) after receipt by Seller of notice in writing from Buyer, then, provided that Buyer is not in material breach of its obligations hereunder, this Agreement may, at the option of Buyer, be terminated. If Buyer proceeds to Closing with Knowledge of any such condition precedent above not being met by Seller, such condition precedent will be deemed waived by Buyer as a condition to Closing and Buyer hereby waives any claims for a breach of representation, warranty or covenant related thereto. In the event of such a termination by Buyer, the Deposit and any accrued interest thereon will be refunded to Buyer.

Section 9.2. Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met or waived by Seller as set forth Section 11.5:

(a) Each and every representation of Buyer and Issuer contained in Article VI shall be true and accurate in all material respects other than representations and warranties that are already qualified as to materiality or Material Adverse Effect, which shall be true and correct in all respects, on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions contemplated or permitted by this Agreement and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct (unless such representation and warranty is already qualified as to materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) as of such specified date.

(b) Buyer and Issuer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer and Issuer prior to or at the Closing.

(c) The aggregate downward adjustment (if any) to the Base Purchase Price which results from the procedures set forth in Article VIII does not exceed twenty percent (20%) of the Base Purchase Price.

(d) No Proceeding shall, on the date of Closing, be pending or threatened before any court or Governmental Entity seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

(e) No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby.

(f) The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.

(g) Each of Buyer and Issuer shall have delivered to Seller the certificate contemplated in Section 10.3(c).

If, prior to Closing, Buyer or Issuer breaches any of its representations, warranties or covenants in this Agreement such that the conditions set forth in Section 9.2(a) or Section 9.2(b) are not satisfied and either (i) such breach cannot be cured or, if capable of being cured, has not been cured within 15 days (or, if shorter, prior to the Termination Date) after receipt by Buyer of notice in writing from Seller, then, provided that Seller is not in material breach of its obligations hereunder, this Agreement may, at the option of Seller, be terminated. If Seller proceeds to Closing with Knowledge of any such condition precedent above not being met by Buyer or Issuer, as applicable, such condition precedent will be deemed waived by Seller as a condition to Closing and Seller hereby waives any claims for a breach of representation, warranty or covenant related thereto.

Article X.

Closing

Section 10.1. Closing. The closing of the transaction contemplated hereby (the “Closing”) shall take place in the offices of Thompson & Knight LLP in Dallas, Texas, at 1722 Routh Street, Suite 1500, on the later of (a) the twentieth (20th) consecutive Business Day after the day on which all the conditions set forth in Article IX have been satisfied or waived in accordance with this Agreement (other than those conditions that, by their nature, can only be satisfied or waived at the Closing, but subject to their satisfaction or waiver at the Closing) and (b) the forty-fifth (45th) day after the Execution Date, in each case, at 10:00 a.m. Central Standard Time, or at such other date and time as Buyer and Seller may mutually agree upon (such date and time, as changed pursuant to any such mutual agreement, being herein called the “Closing Date”).

Section 10.2. Seller’s and the Company’s Closing Obligations. At the Closing:

(a) Upon receipt of the certificate or certificates as provided in Section 10.3(a) and of the payment of the amount by Buyer and Issuer provided in Section 10.3(a), Seller shall execute, acknowledge and deliver to Buyer and Issuer an assignment of the Interests (the “Assignment”), in the form attached hereto as Exhibit 10.2(a), effective as of 7:00 a.m. Central Daylight Time on the Effective Date.

(b) The Company and the Seller shall deliver a certificate executed by a duly authorized officer of each of the Company and of the Seller dated the Closing Date, representing and certifying that the conditions described in Section 9.1(a), Section 9.1(b) and Section 9.1(c) have been satisfied.

(c) Seller shall provide to Buyer and Issuer a duly executed IRS Form W-9 and a certificate of non-foreign status in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations thereunder.

(d) Seller will deliver to Buyer the Transition Services Agreement dated as of the Closing Date and duly executed by Seller.

(e) Seller shall provide Buyer and Issuer with the resignations of each of the managers and officers of the Company.

(f) Seller shall provide Buyer and Issuer with the documents referred to in Section 7.13 and proof that all Liens securing the Credit Facilities and other Indebtedness (other than performance bonds in the name of the Company) shall have been released and/or terminated.

(g) Seller will deliver to Issuer the Registration Rights Agreement dated as of the Closing Date and duly executed by Seller.

Section 10.3. Buyer’s and Issuer’s Closing Obligation. At the Closing:

(a) Issuer shall deliver to Seller a certificate or certificates (as requested by Seller in writing to Issuer prior to Closing) representing the Equity Consideration.

(b) Buyer shall deliver to Seller, by wire transfer of immediately available funds to an account designated by Seller in a bank located in the United States, an amount equal to the Cash Price less the Deposit.

(c) Buyer and Issuer shall deliver a certificate executed by a duly authorized officer of each of Buyer and Issuer dated the Closing Date, representing and certifying that the conditions described in Section 9.2(a) and Section 9.2(b) have been satisfied.

(d) Buyer will deliver to Seller the Transition Services Agreement dated as of the Closing Date and duly executed by Buyer.

(e) Issuer will deliver to Seller the Registration Rights Agreement dated as of the Closing Date and duly executed by Issuer.

Article XI.

Termination, Amendment and Waiver

Section 11.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manners:

(a) by mutual written consent of Seller and Buyer; or

(b) by either Seller or Buyer, if:

(i) the Closing shall not have occurred on or before the ninetieth (90th) day following the Execution Date (the “Termination Date’”), unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); provided, however, that if the failure to close on or before the Termination Date is due to a failure of the conditions set forth in Section 9.1(g) or Section 9.2(f), then the Termination Date shall be extended by an additional thirty (30) days; or

(ii) there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or

(c) by Seller, if the aggregate amount of the Environmental Defect Amounts exceeds twenty percent (20%) of the Purchase Price; or

(d) by Buyer, if the aggregate amount of the Environmental Defect Amounts exceeds twenty percent (20%) of the Purchase Price; or

(e) by Buyer pursuant to Section 5.2, Section 9.1 or Article XIV; or

(f) by Seller pursuant to Section 9.2.

Section 11.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1 by Seller, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article XI, in Section 2.4(a), Section 7.2, Section 7.7, Section 13.5, Article XVI, Section 17.3, Section 17.7, Section 17.9, Section 17.11 and Section 17.12 shall survive the termination hereof.

Section 11.3. Return of Information. Within ten (10) Business Days following termination of this Agreement in accordance with Section 11.1, Buyer shall, and shall cause its Affiliates and representatives to, return to Seller, or destroy all Confidential Information (as defined in the Confidentiality Agreement) furnished or made available to Buyer and its Affiliates and representatives by or on behalf of Seller and the Company, and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by Buyer or any of its Affiliates or representatives (including electronic copies thereof) that refer to, relate to, discuss or contain, or are based on, in whole or in part, any such Confidential Information. Buyer shall deliver a certificate signed by its Chief Executive Officer, which certificate shall provide evidence reasonably substantiating the return or destruction of the Confidential Information as required under this Section 11.3.

Section 11.4. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of all the parties hereto.

Section 11.5. Waiver. Seller and the Company on the one hand, or Buyer, on the other, may: (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto, or (ii) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

Article XII.

Accounting Adjustments

Section 12.1. Adjustments for Revenues and Expenses. Appropriate adjustments to the Base Purchase Price shall be made between Buyer and Seller in accordance with the principles, methodologies and line items set forth on Exhibit 12.3, so that:

(a) Buyer will bear all expenses, other than the amounts described in Section 12.1(c), which are incurred by the Company in the operation and development of the Properties on or after the Effective Date (all such expenses, including capital costs and expenditures, incurred on or after the Effective Date but prior to the Closing Date, shall be added to the Base Purchase Price) and Buyer will receive all proceeds (net of applicable Taxes) which are attributable to the Properties and which are accrued on or after the Effective Date.

(b) Except as provided in Section 12.4 below, Seller will bear all expenses which are incurred in the operation and development of the Properties before the Effective Date, and Seller will receive all proceeds (net of applicable Taxes) which are attributable to the Properties and which are accrued before the Effective Date.

(c) In addition and without limiting Section 12.1(b), Seller will bear (i) all Company Transaction Expenses that are unpaid as of the Closing, (ii) other than ordinary wear and tear on equipment, pipe and machinery, all amounts required to repair or replace damaged property on or prior to the Closing Date in accordance with Article XIV, (iii) all amounts incurred by the Company for the preparation of the Financial Statements delivered pursuant to Section 7.18(a) (but excluding Seller costs and expenses reimbursable by Buyer under Section 7.18(c)), (iv) all amounts incurred to cure an Environmental Defect on or prior to the Closing Date for which an adjustment to the Base Purchase Price is required to be made pursuant to Section 8.4(b) but only to the extent not taken into account in the Base Purchase Price reduction pursuant to Section 8.4(b) and (v) all outstanding Indebtedness attributable to the Company existing immediately prior to the Closing (other than the deferred purchase price of any property or services that is deemed to be a capital expenditure) and paid off at Closing in accordance with Section 7.13. The Base Purchase Price shall be reduced dollar for dollar, without duplication, by the amounts set forth in clauses (i), (ii). (iii) and (iv) of this Section 12.1(c); provided, that the outstanding Indebtedness paid off at Closing in accordance with Section 7.13 shall reduce only the Base Cash Consideration.

(d) It is agreed that, in making such adjustments:

(i) ad valorem and similar Taxes assessed for periods prior to the

Effective Date shall be borne by Seller and the ad valorem Taxes assessed for periods on or after the Effective Date shall be borne by Buyer; and

(ii) ad valorem and similar Taxes assessed with respect to a period which the Effective Date splits shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date).

Section 12.2. Initial Adjustment at Closing. At least five (5) days before the Closing Date, Seller shall provide to Buyer a statement (the “Initial Settlement Statement”) in the form attached hereto as Exhibit 12.3 showing Seller’s computations of the amount of the adjustments provided for (a) in Section 12.1 and (b) in Article VIII and Article XIV, if any. Buyer and Seller shall attempt to agree upon such adjustments prior to Closing, provided that if agreement is not reached, Seller’s computation shall be used at Closing, subject to further adjustment under Section 12.3 below. Without duplication of the Base Purchase Price adjustments contemplated by Section 12.1, if the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Seller, Buyer shall receive a credit at Closing for the amount of such excess, and if the converse is true, then the amount to be paid by Buyer to Seller at Closing shall be increased by the amount of such excess.

Section 12.3. Adjustment Post Closing. On or before ninety (90) days after Closing, Seller shall prepare a “Final Settlement Statement” and deliver same to Buyer setting forth any additional adjustments to the Base Purchase Price determined in accordance with the principles, methodologies and line items set forth on Exhibit 12.3 not reflected in the Initial Settlement Statement (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in the adjustments made at Closing). Buyer will assist Seller in the preparation of the Final Settlement Statement by providing Seller with any available data or information reasonably requested by Seller. The Final Settlement Statement shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by Buyer, unless Buyer gives written notice of its disagreement to Seller prior to such date. In order to be valid, any such notice shall specify in reasonable detail the dollar amount, nature and basis of any disagreement so asserted. If the amount of the Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the Purchase Price paid at the Closing, then Buyer shall pay to Seller the amount by which the Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the Purchase Price paid at the Closing within five (5) Business Days after the Final Settlement Statement is agreed to or otherwise becomes final in accordance with this Section 12.3. If the amount of the Purchase Price as set forth on the Final Settlement Statement is less than the amount of the Purchase Price paid at the Closing, then Seller shall pay to Buyer the amount by which the Purchase Price as set forth on the Final Settlement Statement is less than the amount of the Purchase Price paid at the Closing within five (5) Business Days after the Final Settlement Statement is agreed to or otherwise becomes final in accordance with this Section 12.3.

Section 12.4. No Further Adjustments. Following the adjustments under Section 12.3, no further adjustments shall be made under this Article XII. Should any expenses with regard to the Properties be charged to (or received by) Seller or Buyer after the earlier of (i) the conclusion of such adjustments under Section 12.3 or (ii) ninety (90) days after Closing, the same shall be borne by Buyer, regardless of the periods to which the same relate, and any bills received by Seller will be forwarded to Buyer; provided that expenses taken into account (and subject to limitation) under this Section 12.4 shall not include any Company Transaction Expenses and shall not include any Taxes.

Article XIII.

Assumption and Indemnification

Section 13.1. Assumption and Indemnification by Buyer. From and after the Closing, Buyer shall assume, indemnify, defend and hold Seller (and its Affiliates, their respective successors and assigns and their respective owners, directors, officers, managers and employees) harmless from and against any and all Damages (individually a “Seller’s Indemnified Claim” and collectively “Seller’s Indemnified Claims”) to the extent arising from or related to:

(a) any misrepresentation or breach of any warranty, covenant or agreement of Buyer or Issuer contained in this Agreement that survives Closing;

(b) the operation of the Properties prior to and after the Effective Date, except for Buyer’s Indemnified Claims pursuant to Section 13.2; or

(c) the condition of the Properties before, on or after the Effective Date, regardless of whether such condition or the events giving rise to such condition arose or occurred before, on or after the Effective Date, except for Buyer’s Indemnified Claims pursuant to Section 13.2.

THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS OF BUYER SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNITEE, (ii) STRICT LIABILITY, OR (iii) ANY VIOLATION OF ANY LAW, RULE, REGULATION OR ORDER RELATED TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES, INCLUDING APPLICABLE ENVIRONMENTAL LAWS.

Section 13.2. Indemnification By Seller.

(a) From and after Closing, Seller shall defend, indemnify and hold Buyer (and its Affiliates, their respective successors and assigns and their respective owners, directors, officers, managers and employees) harmless from and against any and all Damages (individually a “Buyer’s Indemnified Claim” and collectively “Buyer’s Indemnified Claims”) (i) to the extent arising out of any misrepresentation or breach of any warranty, covenant or agreement of Seller or the Company contained in this Agreement or (ii) to the extent of any Excluded Liabilities.

THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS OF SELLER SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNITEE, (ii) STRICT LIABILITY, OR (iii) ANY VIOLATION OF ANY LAW, RULE, REGULATION OR ORDER RELATED TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES, INCLUDING APPLICABLE ENVIRONMENTAL LAWS.

(b) Notwithstanding anything to the contrary, it is expressly understood that Seller shall not have any obligation to defend, indemnify and hold harmless Buyer (or its owners, directors, officers, and employees) with respect to any Buyer’s Indemnified Claims under Section 13.2(a)(i) (other than to the extent arising out of any misrepresentation or breach of Section 3.1 (Title to Interests) or Section 3.3 (Authority)) except to the extent that the aggregate of such Buyer’s Indemnified Claims exceeds Twenty-Five Million Dollars ($25,000,000), it being expressly understood that Seller shall not have any such indemnity and hold harmless obligation for the first Twenty-Five Million Dollars ($25,000,000) of the aggregate Buyer’s Indemnified Claims and that the Twenty-Five Million Dollars ($25,000,000) is a deductible. In no event shall Seller have liability pursuant to or in connection with this Agreement for Damages (other than pursuant to Section 13.2(a)(i) to the extent arising out of any misrepresentation or breach of Section 3.1 (Title to Interests) or Section 3.3 (Authority) or pursuant to Section 13.2(a)(ii)) in excess of One Hundred Million Dollars ($100,000,000). Notwithstanding anything to the contrary, for purposes of this Section 13.2, any misrepresentation in or breach of any representation or warranty made by Seller or the Company to Buyer in this Agreement shall be determined (both for purposes of determining whether a misrepresentation or breach has occurred and the amount of Damages attributable thereto) without regard to any materiality or Material Adverse Effect qualification contained in or otherwise applicable to any such representation or warranty, other than the first sentence of Section 4.12, the second sentence of Section 4.10(a), the last sentence of Section 4.23(a) and Section 4.23(b).

(c) Except for the provisions of Section 13.3, nothing in this Article XIII shall apply to Damages with respect to any and all Environmental Defects, the Damages with respect to which shall be as set forth in Article VIII.

(d) Notwithstanding anything to the contrary in this Agreement, Buyer (and its Affiliates, their respective successors and assigns and their respective owners, directors, officers, and employees) shall be deemed not to have suffered any Damages under this Section 13.2 arising from claims based on specific types of assets, liabilities, revenues and expenses to the extent the basis for such claim was included in the calculation of the Purchase Price or in the preparation of the Final Settlement Statement. It is the intent of the Parties that (i) the procedures set forth in Article XII and the dispute resolution procedures referenced in Article XVI shall provide the sole and exclusive remedies for claims relating to the preparation of the Final Settlement Statement and the determination of the Purchase Price and (ii) Buyer shall not have double recovery pursuant to Section 13.2 for breaches of representations and warranties contained in this Agreement to the extent that the facts constituting any such breaches are taken into account in preparing the Final Settlement Statement pursuant to Section 12.3 or in determining the Purchase Price.

Section 13.3. Survival of Provisions. The representations and warranties shall survive the Closing for a period of six (6) months, except as follows: (a) the representations and warranties contained in Article IV shall not survive the Closing, other than the representations and warranties of the Company contained in Section 4.1 (Organization), Section 4.3 (Capital Structure), Section 4.4 (Power and Authority), Section 4.6 (Non-Contravention), Section 4.9 (Pending Proceedings), Section 4.10 (Compliance with Laws), Section 4.11 (Taxes), Section 4.12 (Contracts), Section 4.15 (Gas Imbalances), Section 4.23 (Financial Statements; No Undisclosed Liabilities), Section 4.24 (Sufficiency of the Assets) and Section 4.27 (Environmental Documents), and the representations and warranties of Buyer and Issuer contained in Section 6.14 (Partnership Interests), Section 6.15 (Issuer SEC Documents), Section 6.16 (No Material Adverse Change) and Section 6.17 (Internal Accounting Controls), which shall survive the Closing for a period of twelve (12) months from the Closing Date; and (b) the representations of Seller contained in Section 3.1 (Title to Interests), Section 3.2 (Organization and Standing), Section 3.3 (Authority) and Section 3.4 (Non-Contravention) and the representations of Buyer and Issuer contained in Section 6.1 (Organization), Section 6.2 (Power and Authority), Section 6.3 (Valid and Binding Agreement), Section 6.4 (Non-Contravention), and Section 6.19 (Tax Status of Buyer) shall survive the Closing without limitation. All covenants of Seller, the Company, Buyer or Issuer contained in Article VII and this Article XIII shall survive Closing except for (x) any covenant which by its terms terminates as of a specific date, or is only made for a specified period, and (y) the covenants set forth in Section 13.2, which shall only survive for a period of six (6) months from the Closing, provided that, to the extent any representation and warranty or covenant survives for a longer period of time the covenants set forth in Section 13.2 shall survive for such longer period of time solely with respect to such representation and warranty or covenant, and provided further that the covenants set forth in Section 13.2 shall survive indefinitely with respect to any Excluded Liability (the “Survival Period”). Written notice of any claim by Buyer for indemnification from Seller under Section 13.2 arising during the Survival Period must be given by Buyer to Seller no later than the end of the Survival Period.

Section 13.4. Notice of Claim. If indemnification pursuant to Section 13.1 or Section 13.2 is sought, the party seeking indemnification (the “Indemnitee”) shall give written notice to the indemnifying party of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim, and shall allow the indemnifying party to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and cooperate with the indemnifying party in the defense thereof; provided, however, that the omission to give such notice to the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the Indemnitee, except to the extent that the indemnifying party is materially prejudiced by the failure to give such notice and as otherwise provided in Section 13.3; provided further that if, within the thirty (30) days following receipt of Indemnitee’s notice, the indemnifying party has not notified the Indemnitee in writing of the indemnifying party’s election to assume and conduct the defense, the indemnifying party shall be deemed to have elected not to defend such claim and the Indemnitee may conduct the defense at the sole cost and expense of the indemnifying party. The Indemnitee shall have the right to employ separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the indemnifying party. The indemnifying party shall not be entitled to settle any claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

Section 13.5. No Commissions Owed. Seller agrees to indemnify, defend and hold Buyer (and its partners and its and their Affiliates, and the respective owners, officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller or the Company with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify, defend and hold Seller (and its partners and its and their Affiliates and the respective owners, officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

Section 13.6. Net Amounts. Any amounts recoverable by any party pursuant to this Article XIII with respect to any Buyer’s Indemnified Claims or Seller’s Indemnified Claims, as the case may be, shall be decreased by any insurance proceeds or other amounts actually received (net of recovery costs and premium adjustments) relating to such Buyer’s Indemnified Claims or Seller’s Indemnified Claims, as the case may be, paid to such Indemnitee by any Person (other than any Affiliate of such Indemnitee) not a party to this Agreement.

Article XIV.

Casualty Losses

In the event of damage by fire or other casualty to the Properties after the date of this Agreement but prior to the Closing, then: to the extent possible, Seller shall repair or replace at its cost and expense such damaged property to a condition substantially similar to the condition of the affected Property immediately prior to the fire or other casualty in accordance with prudent industry standards applicable to properties in the nature of the affected Property; provided, however, that if such damage is reasonably estimated to be in excess of 10% of the Base Purchase Price and Seller has not repaired or replaced such damage at its cost and expense prior to the Closing, Buyer shall have the right to terminate this Agreement. In the event that the Closing occurs, with respect to any damaged property that is not repaired or replaced prior to the Closing, the Base Purchase Price shall be reduced for such reasonable repair or replacement costs incurred or reasonably necessary to be incurred by Buyer in accordance with prudent industry standards applicable to properties in the nature of the affected Property. The party who pays to repair or replace damaged Property pursuant to this Article XIV shall be entitled to any insurance proceeds (or pro rata portion thereof) actually paid as reimbursement for such replacement and/or repair.

Article XV.

Notices

Section 15.1. Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Buyer or Issuer:

Penn Virginia Resource Partners, L.P.

100 Matsonford Road

Suite 500

Radnor, PA 19807-4564

Attn: Bruce D. Davis

Phone: 610-975-8292

Fax: 610-975-8201

With a copy to:

Vinson & Elkins L.L.P.

666 Fifth Avenue

New York, New York 10103

Attn: Allan Reiss

 Caroline Blitzer

Phone: 212-237-0000

Fax: 212-237-0100

If to Seller, or, prior to the Closing, the Company:

Chief E&D Holdings LP

5956 Sherry Lane, Suite 1500

Dallas, Texas 75225

Attn: David Hundley

Phone: 214-265-9590

Fax: 214-265-9593

With a copy to:

Thompson & Knight LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attn: Arthur Wright

Phone: 214-969-1303

Fax: 214-999-1695

or to such other place within the continental limits of the United States of America as a party may designate for itself by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by telecopier shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next Business Day after receipt if received after recipient’s normal business hours. All notices by telecopier shall be confirmed in writing on the day of transmission by either registered or certified mail (postage prepaid), or by personal delivery.

Article XVI.

Dispute Resolution

Section 16.1. Dispute Resolution.

(a) Any and all claims, disputes, controversies or other matters in question arising out of or relating to this Agreement or to the computation of the Purchase Price adjusted pursuant to Section 12.3 (all of which are referred to herein as “Disputes”) shall be resolved solely in accordance with this Section 16.1, even though some or all of such Disputes are allegedly extra contractual in nature, whether such Disputes sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief.

(b) If a Dispute occurs that the senior representatives of the parties responsible for the transaction contemplated by this Agreement have been unable, in good faith, to settle or agree upon within a period of fifteen (15) days after written notice is given of such Dispute, Seller shall nominate and commit one of its senior officers, and Buyer and/or Issuer (individually and/or to the extent both Buyer and Issuer are involved in such Dispute, collectively, the “Buyer Party”) shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than thirty (30) days after written notice of the Dispute to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of fifteen (15) days after such meeting, or if such meeting has not occurred within forty-five (45) days following such written notice of such Dispute, then any party shall have the right, by written notice to the other, to resolve the Dispute as follows: (i) Disputes related to Environmental Defects or the Environmental Defect Amount shall be resolved pursuant to either Section 16.1(c) or Section 16.1(d) and (ii) all other Disputes shall be resolved pursuant to Section 16.1(d).

(c) Each party shall have the right to submit Disputes related to the existence of Environmental Defects or the Environmental Defect Amounts attributable thereto to an independent expert appointed in accordance with this Section 16.1(c) (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of Seller and the Buyer Party from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with rule R-11 of the Rules (as hereinafter defined). Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures (including timing) for arbitration provided in Section 16.1(d). The Independent Expert shall be instructed by the parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court. If the parties have any Dispute as to the selection of an Independent Expert or an Independent Expert is not selected within ten (10) days of the notice set forth in Section 16.1(b), any party may elect to proceed with arbitration in accordance with Section 16.1(d).

(d) Any Dispute that is not resolved pursuant to the foregoing provisions of this Section 16.1 shall be settled exclusively and finally by arbitration in accordance with this Section 16.1(d).

(i) Such arbitration shall be conducted pursuant to the Federal Arbitration Act. The validity, construction, and interpretation of this Section 16.1(d), and all procedural aspects of the arbitration conducted pursuant hereto, including the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this Agreement, the receipt of evidence, and the like), shall be decided by the arbitrators. The arbitration shall be conducted using the Commercial Arbitration Rules (but not the auspices) of the American Arbitration Association (the “Rules”) or any successor when not in conflict with the Federal Arbitration Act.

(ii) All arbitration proceedings hereunder shall be conducted in Dallas, Texas or such other mutually agreeable location.

(iii) Arbitration shall be commenced by the initiating party (the “claimant”) giving the other party (the “respondent”) written notice of its intention to arbitrate (the “Arbitration Demand”), which shall contain a statement setting forth the nature of the dispute, the names and addresses of all other parties, the amount involved, if any, the remedy sought, and the hearing locale requested.

(iv) All arbitration proceedings hereunder shall be before a panel of three (3) arbitrators. Each Person acting as an arbitrator must be impartial and independent and have at least ten (10) years of experience in or relating to the oil and gas industry. Seller and the Buyer Party shall each appoint one arbitrator within fifteen (15) days after the Arbitration Demand and the third arbitrator shall be selected by the arbitrators appointed by Seller and the Buyer Party within fifteen (15) days after their appointment. If either Seller or the Buyer Party has failed to designate an arbitrator within fifteen (15) days after the Arbitration Demand or if the two appointed arbitrators shall fail to select a third arbitrator within fifteen (15) days after their appointment, then an arbitrator shall be selected by a U.S. District Judge for the Northern District of Texas. Except as to the impartiality or independence of an arbitrator, no party may dispute the appointment of any arbitrator selected by the other party.

(v) Discovery shall be made pursuant to the Federal Rules of Civil Procedure and completed within sixty (60) days of selection of the third arbitrator.

(vi) In deciding the substance of the Dispute, the arbitrators shall refer to the substantive laws of the State of Texas for guidance (excluding choice-of-law principles that might call for the application of the laws of another jurisdiction). Matters relating to arbitration shall be governed by the Federal Arbitration Act.

(vii) The arbitrators shall conduct a hearing within ninety (90) days after appointment of the third arbitrator and shall render a final decision completely disposing of the Dispute that is the subject of such proceedings as within thirty (30) days after the final hearing. The parties shall instruct the arbitrators to impose time limitations they consider reasonable for each phase of such proceeding, including, without limitation, limits on the time allotted to each party for the presentation of its case and rebuttal. The arbitrators shall actively manage the proceedings as they deem best so as to make the proceedings fair, expeditious, economical and less burdensome than litigation. To provide for speed and efficiency, the arbitrators may: (i) limit the time allotted to each party for presentation of its case; and (ii) exclude testimony and other evidence they deem irrelevant or cumulative.

(viii) Notwithstanding any other provision in this Agreement to the contrary, the parties expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, or any other laws, or under the Federal Arbitration Act or the Rules.

(ix) The final decision of the arbitrators shall be in writing, be as brief as possible, set forth the reasons for such final decision, and if the arbitrators award monetary damages to either party, contain a certification by the arbitrators that they have not included any incidental, special, treble, exemplary or punitive damages. To the fullest extent permitted by law, the arbitration proceeding and the arbitrators’ decision and award shall be maintained in confidence by the parties and the parties shall instruct the arbitrators to likewise maintain such matters in confidence.

(x) The fees and expenses of the arbitrators shall be borne equally by Seller and the Buyer Party.

(xi) The decision and award of the arbitrators shall be binding upon the parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

Article XVII.

Miscellaneous Matters

Section 17.1. Further Assurances. After the Closing, Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Interests and the Properties to Buyer.

Section 17.2. Waiver of Consumer Rights. Buyer hereby waives its rights under the Texas Deceptive Trade Practices - Consumer Protection Act, Section 17.41 et seq., Business and Commerce Code, a law that gives consumers special rights and protections, and any similar law in any other state to the extent such Act or similar law would otherwise apply. After consultation with an attorney of Buyer’s own selection, Buyer voluntarily consents to this waiver. To evidence Buyer’s ability to grant such waiver, Buyer represents to Seller that it (a) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated hereby, (c) is not in a significantly disparate bargaining position, and (d) has consulted with, and is represented by, an attorney of Buyer’s own selection in connection with this transaction, and such attorney was not directly or indirectly identified, suggested, or selected by Seller or an agent of Seller.

Section 17.3. Parties Bear Own Expenses/No Special Damages. Except as otherwise provided in this Agreement, each party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY NEITHER PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE AN ELEMENT OF A

THIRD PARTY CLAIM AGAINST AN INDEMNIFIED PARTY WHICH IS THE OBJECT OF INDEMNIFICATION HEREUNDER. For purposes of the foregoing, actual damages may, however, include indirect, special, consequential, exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a Person which is not an Indemnitee pursuant to the Agreement or an Affiliate of such Indemnitee and (ii) such damages are recovered against an Indemnitee by a Person which is not Indemnitee or an Affiliate of such Indemnitee. This Section shall operate only to limit a party’s liability and shall not operate to increase or expand any contractual obligation of a party hereunder or cause any contractual obligation of a party hereunder to survive longer than provided in Section 13.3.

Section 17.4. Transfer Taxes. No Transfer Tax will be collected at Closing from Buyer in connection with this transaction. If, however, this transaction is later deemed to be subject to Transfer Tax, for any reason, Buyer and Seller each agrees to be responsible for, and shall indemnify and hold the other (and its Affiliates, and its and their respective directors, officers, employees, attorneys, contractors and agents) harmless, for fifty percent (50%) of all Transfer Taxes due by virtue of this transaction To the extent any such Transfer Taxes are due and payable by Seller (or its Affiliates, or their respective directors, officers, employees, attorneys, contractors or agents), Buyer shall remit to Seller the amount of such Transfer Taxes for which Buyer is responsible under this Section 17.4 within 5 days of Buyer’s receipt of documentation evidencing Seller’s payment of such Transfer Taxes. To the extent any such Transfer Taxes are due and payable by Buyer (or its Affiliates, or their respective directors, officers, employees, attorneys, contractors or agents), Seller shall remit to Buyer the amount of such Transfer Taxes for which Seller is responsible under this Section 17.4 within five (5) days of Seller’s receipt of documentation evidencing Buyer’s payment of such Transfer Taxes. Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions, if any, from such Transfer Taxes have been met.

Section 17.5. Guaranty. Issuer hereby irrevocably and unconditionally guarantees to Seller the prompt and full discharge by Buyer of all of Buyer’s covenants, agreements, obligations and liabilities under Article XIII, including the due and punctual payment of all amounts which are or may become due and payable by Buyer thereunder when and as the same shall become due and payable (collectively, the “Buyer Obligations”), in accordance with the terms thereof and this Section 17.5. Issuer acknowledges and agrees that, with respect to all Buyer Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Buyer. If Buyer shall default in the due and punctual performance of any Buyer Obligation, including the full and timely payment of any amount due and payable pursuant to any Buyer Obligation, Issuer will forthwith perform or cause to be performed such Buyer Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

Section 17.6. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter.

Section 17.7. Choice of Law, etc. Without regard to principles of conflicts of law, this Agreement, and all claims of causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be construed and enforced in accordance with and governed by the laws of the State of Texas applicable to contracts made and to be performed entirely within such state and the laws of the United States of America, except that, to the extent that the law of a state in which a portion of the Properties is located (or which is otherwise applicable to a portion of the Properties) necessarily governs, the law of such state shall apply as to that portion of the property located in (or otherwise subject to the laws of) such state. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 17.8. Time of Essence. Time is of the essence in this Agreement.

Section 17.9. No Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party shall have the right to assign this Agreement, including any indemnification rights, or any obligations or benefits hereunder, without the prior written consent of the other party first having been obtained. Any transfer in absence of such consent shall be null and void.

Section 17.10. Counterpart Execution. For execution, this Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for Buyer and Seller to sign the same counterpart. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 17.11. Exclusive Remedy.

(A) THE PARTIES HERETO HAVE VOLUNTARILY AGREED TO DEFINE THEIR RIGHTS, LIABILITIES AND OBLIGATIONS RESPECTING THE SUBJECT MATTER OF THIS AGREEMENT EXCLUSIVELY IN CONTRACT PURSUANT TO THE EXPRESS TERMS AND PROVISIONS OF THIS AGREEMENT; AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE III AND ARTICLE IV HEREIN, THE PARTIES HERETO EXPRESSLY DISCLAIM THAT THEY ARE OWED ANY DUTIES OR ARE ENTITLED TO ANY REMEDIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. FURTHERMORE, THE PARTIES EACH HEREBY ACKNOWLEDGE THAT THIS AGREEMENT EMBODIES THE JUSTIFIABLE EXPECTATION OF SOPHISTICATED PARTIES DERIVED FROM ARM’S LENGTH NEGOTIATIONS; ALL PARTIES TO THIS AGREEMENT SPECIFICALLY ACKNOWLEDGE THAT NO PARTY HAS ANY SPECIAL RELATIONSHIP WITH ANOTHER PARTY THAT WOULD JUSTIFY ANY EXPECTATION BEYOND THAT OF AN ORDINARY BUYER AND AN

ORDINARY SELLER IN AN ARM’S LENGTH TRANSACTION. THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE TERMS AND PROVISIONS OF THIS AGREEMENT (INCLUDING ANY REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN) SHALL BE THOSE REMEDIES AVAILABLE AT LAW OR, SOLELY TO THE EXTENT PROVIDED IN SECTION 17.11(B), IN EQUITY FOR BREACH OF CONTRACT ONLY (AS SUCH CONTRACTUAL REMEDIES MAY BE FURTHER LIMITED OR EXCLUDED PURSUANT TO THE EXPRESS TERMS OF THIS AGREEMENT); AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE III AND ARTICLE IV HEREIN, THE PARTIES HERETO HEREBY WAIVE AND RELEASE ANY AND ALL TORT CLAIMS AND CAUSES OF ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY TORT CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT). WITHOUT LIMITATION OF THE FOREGOING, FROM AND AFTER THE CLOSING, THE SOLE AND EXCLUSIVE REMEDY OF BUYER AND ISSUER FOR ANY AND ALL (A) CLAIMS RELATING TO ANY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT, (B) OTHER CLAIMS PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT AND (C) OTHER CLAIMS RELATING TO THE PROPERTIES AND THE PURCHASE AND SALE THEREOF SHALL BE ANY RIGHT TO INDEMNIFICATION FROM SUCH CLAIMS THAT IS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND IF NO SUCH RIGHT OF INDEMNIFICATION IS EXPRESSLY PROVIDED, THEN SUCH CLAIMS ARE HEREBY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.

(B) If the Closing does not occur due to the breach of Seller, Seller agrees that Buyer and Issuer’s legal remedies will be inadequate and that the Properties are unique. In addition as to such breach to the extent permitted by applicable law, the sole and exclusive remedy of Buyer and Issuer shall be the right to return of the Deposit provided herein and to specific performance under applicable law and Buyer and Issuer shall not be entitled to recover any monetary damages; provided however, if the foregoing limitation of Buyer and Issuer’s remedy to specific performance should for any reason be legally unenforceable, then the sole and exclusive remedy of Buyer and Issuer, in such event, shall instead be any right to recover (i) the Deposit and (ii) all third party out-of-pocket costs, expenses and fees incurred by Buyer or Issuer (including but not limited to attorneys, accountants, consultants, lenders and proposed lenders and investors) in connection with this Agreement, the transactions contemplated hereby, and any financings by Buyer or Issuer contemplated hereby (collectively, “Buyer Transaction Expenses”); provided further, that in no event shall Buyer and Issuer be entitled to recover an amount in excess of (i) the Deposit plus (ii) Buyer Transaction Expenses in an amount equal to the Deposit. It is acknowledged and agreed by the parties that, notwithstanding anything to the contrary in this Agreement, the right of Seller to retain the Deposit (and interest earned thereon) as liquidated damages pursuant to Section 2.4(a) shall be the sole and exclusive remedy of Seller and the Company for such failure to close.

(C) UPON CLOSING, EXCEPT AS PROVIDED IN SECTION 13.2, BUYER AND ISSUER SHALL ALSO BE DEEMED TO HAVE WAIVED, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT TO CONTRIBUTION AGAINST SELLER (INCLUDING, WITHOUT LIMITATION, ANY CONTRIBUTION CLAIM ARISING UNDER ANY APPLICABLE ENVIRONMENTAL LAW) AND ANY AND ALL OTHER RIGHTS, CLAIMS AND CAUSES OF ACTION IT MAY HAVE AGAINST SELLER ARISING UNDER OR BASED ON ANY FEDERAL, STATE OR LOCAL STATUTE, LAW, ORDINANCE, RULE OR REGULATION OR COMMON LAW OR OTHERWISE. IF BUYER OR ISSUER OBTAIN SPECIFIC PERFORMANCE, THE DEPOSIT SHALL BE APPLIED TO THE PAYMENT OF THE PURCHASE PRICE TO SELLER.

Section 17.12. References, Titles and Construction.

(a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c) The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(f) The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(g) The Schedules and Exhibits listed in the List of Schedules and Exhibit are attached hereto. Each such Schedule and/or Exhibit is incorporated herein by reference for all purposes, and references to this Agreement shall also include such Schedule and/or Exhibit unless the context in which used shall otherwise require.

Section 17.13. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

Section 17.14. Lender Party Arrangements. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees (a) that any claim, cross-claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any of Buyer’s financing sources, any of the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of any of Buyer’s financing sources or any of their respective Affiliates, successors and assigns arising out of or relating to this Agreement or the transactions contemplated hereby or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan within the City of New York and the appellate courts thereof, (b) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such claim, suit, action or proceeding in any other courts other than a state or federal court sitting in the Borough of Manhattan within the City of New York, and (c) to irrevocably waive all right to a trial by jury in any such claim, suit, action or proceeding.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER:

Chief E&D Holdings LP
By: Chief E&D (GP) LLC, its General Partner

By:	/s/ Trevor D. Rees-Jones
Trevor D. Rees-Jones, Manager

THE COMPANY:

Chief Gathering LLC

By:	/s/ Trevor D. Rees-Jones
Trevor D. Rees-Jones, President

BUYER:

PVR Marcellus Gas Gathering LLC

By:	/s/ William H. Shea
Name:	William H. Shea
Title:	Chief Executive Officer

ISSUER:

Penn Virginia Resource Partners, L.P.
By: Penn Virginia Resource GP, LLC, its General Partner

By:	/s/ William H. Shea
Name:	William H. Shea
Title:	Chief Executive Office

Signature Page to Membership Interest

Purchase and Sale Agreement